EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

PFF BANCORP, INC.

FBOP CORPORATION

AND

CALIFORNIA MADISON HOLDINGS, INC.

As of June 13, 2008

i

(u)	Labor Matters	23
(v)	Insurance	24
(w)	Community Reinvestment Act	24
(x)	Deposits	24
(y)	Loans	24
(z)	Reserves	26
(aa)	Agreements with Regulatory Agencies	26
(bb)	Information for Regulatory Approvals	27
(cc)	Governmental Notices	27
(dd)	SEC Filings	27
(ee)	Finders and Investment Bankers	27
(ff)	Third Party Discussions	27
(gg)	Transaction Expenses	27
(hh)	Accrued Vacation	28
(ii)	Change in Control Payments Severance and Other Payments	28
(jj)	Books and Records	28
(kk)	Offices and ATMs	28
(ll)	Registration Obligation	28
(mm)	Takeover Statutes; No Rights Plan	28

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND FBOP		28

(a)	Organization of Acquisition and FBOP	28
(b)	Authorization	29
(c)	Consents and Approvals	29
(d)	Defaults and Conflicts	29
(e)	SEC Filings	29
(f)	Funds Available	29
(g)	Finders and Investment Bankers	29

ARTICLE IV RIGHT TO INVESTIGATE		29

ARTICLE V COVENANTS OF HOLDING COMPANY		30

(a)	Operation in Ordinary Course	30
(b)	Exclusivity	34
(c)	Stockholder Meeting	38
(d)	Consents	38
(e)	Reports	38
(f)	Notice	38
(g)	Regulatory Matters	39
(h)	Supplemental Information; Disclosure Supplements	39
(i)	Cooperation	39
(j)	Best Efforts	39
(k)	Resignations	39

(l)	Private Placement	40

ARTICLE VI COVENANTS OF ACQUISITION AND FBOP		40

(a)	Consents	40
(b)	Cooperation	40
(c)	Best Efforts	40
(d)	Indemnification; Insurance	40
(e)	Regulatory Matters	42
(f)	Employee Matters	42
(g)	Voting	43

ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF ACQUISITION AND FBOP		43

(a)	Validity of Representation and Warranties	43
(b)	Consents	43
(c)	Compliance with Covenants	43
(d)	Dissenting Holding Company Shares	44
(e)	Adverse Changes	44
(f)	Closing Deliveries	44
(g)	Effective Time	44
(h)	Pending Proceedings	44
(i)	Private Placement	44

ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF HOLDING COMPANY		44

(a)	Validity of Representations and Warranties	44
(b)	Consents	44
(c)	Compliance with Covenants	45
(d)	Effective Time	45
(e)	Closing Deliveries	45
(f)	Funds to Paying Agent	45

ARTICLE IX CONDITIONS APPLICABLE TO ACQUISITION, FBOP AND HOLDING COMPANY		45

(a)	Governmental Approvals	45
(b)	Fairness Opinion	45
(c)	Injunction	45
(d)	Approval of Holding Company Stockholders	45

ARTICLE X CLOSING AND CLOSING DOCUMENTS		46

(a)	Closing	46
(b)	Holding Company Closing Documents	46
(c)	Acquisition Closing Documents	47

ARTICLE XI TERMINATION AND TERMINATION FEE		47

(a)	Termination	47
(b)	Effect of Termination	49
(c)	Survival of Rights	50
(d)	Other Remedies	50

ARTICLE XII SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		50

ARTICLE XIII MISCELLANEOUS		50

(a)	Payment of Expenses	50
(b)	Entire Agreement	51
(c)	Modifications, Amendments and Waivers	51
(d)	Assignment; Governing Law; Consent to Jurisdiction	51
(e)	Schedules	51
(f)	Press Releases	52
(g)	Notices	52
(h)	Attorneys’ Fees	53
(i)	Counterparts	53
(j)	No Waiver	53
(k)	Severability	53
(l)	Construction	53

SCHEDULES:

Schedule 2(c)	-	Subsidiaries, Joint Ventures, etc.
Schedule 2(d)	-	Voting Agreement, Options, Restricted Shares, etc.
Schedule 2(g)	-	Governmental Consents
Schedule 2(h)	-	Consents
Schedule 2(i)	-	Undisclosed Liabilities; March 31, 2008 Balance Sheet
Schedule 2(k)	-	Changes Since March 31, 2008
Schedule 2(l)(i)	-	Real Property
Schedule 2(l)(ii)	-	Investments
Schedule 2(l)(iii)	-	Title Exceptions
Schedule 2(m)	-	Environmental Exceptions
Schedule 2(n)	-	Proprietary Rights
Schedule 2(o)	-	Contracts
Schedule 2(p)	-	Litigation
Schedule 2(q)	-	Compliance with Laws Exceptions; Securities Exchanges
Schedule 2(r)	-	Taxes
Schedule 2(r)(iii)	-	Power of Attorney Exceptions
Schedule 2(s)	-	Related Party Transactions

Schedule 2(t)(i)	-	Benefit Plans
Schedule 2(t)(ii)	-	Defined Benefit Plans
Schedule 2(t)(iii)	-	Nonqualified Deferred Compensation Plans
Schedule 2(t)(v)	-	Claims
Schedule 2(t)(vi)	-	Post-Retirement Medical Benefits
Schedule 2(t)(xi)	-	Value
Schedule 2(t)(xii)	-	Acceleration, Forfeiture
Schedule 2(v)	-	Insurance
Schedule 2(x)	-	Deposits
Schedule 2(y)	-	Loans
Schedule 2(z)	-	Loan Loss Increases
Schedule 2(aa)	-	Regulatory Agreements
Schedule 2(gg)	-	Transaction Expenses
Schedule 2(ii)	-	Change in Control, Severance and Other Payments
Schedule 5(a)	-	Ordinary Course Exceptions
Schedule 5(a)(5)	-	Termination of Benefit Agreements
Schedule 5(a)(9)	-	Expenditures
Schedule 5(a)(14)	-	Deposit Rates
Schedule 7(b)	-	Required Consents
Schedule 8(b)	-	FBOP Required Consents

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of this 13th day of June, 2008, by and among PFF Bancorp, Inc., a savings and loan holding company organized under the laws of the State of Delaware (“Holding Company”), FBOP Corporation, a bank holding company organized under the laws of the State of Illinois (“FBOP”), and California Madison Holdings, Inc., a corporation organized under the laws of the State of Delaware (“Acquisition”). Holding Company and Acquisition are sometimes referred to herein as the “Constituent Corporations.”

W I T N E S S E T H:

WHEREAS, Acquisition is a wholly-owned subsidiary of FBOP;

WHEREAS, the parties desire that Holding Company be acquired by FBOP through the merger of Acquisition with and into Holding Company upon the terms and conditions contained herein and in accordance with applicable laws (the “Merger” or the “Transaction”);

WHEREAS, the Board of Directors of Holding Company deems the Merger to be advisable and in the best interests of Holding Company and its stockholders and has adopted resolutions approving this Agreement and directing that this Agreement be submitted for consideration at a meeting of its stockholders;

WHEREAS, the Boards of Directors of FBOP and Acquisition deem the Merger to be advisable and in the best interests of their respective stockholders and each has adopted resolutions approving this Agreement;

WHEREAS, PFF Bank & Trust is a federally-chartered stock savings institution and wholly-owned subsidiary of Holding Company (the “Savings Institution”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Acquisition’s willingness to enter into this Agreement, certain holders (Gregory Talbott, Robert Burwell, Larry Rinehart, Royce Stutzman, Jil Stark, Curtis Morris, Stephen Morgan, Richard Crean and Kevin McCarthy) of shares of common stock, $0.01 par value per share, of Holding Company (the “Common Stock”) are granting Acquisition irrevocable proxies, in the form attached hereto as Exhibit A (the “Proxies”), to vote such shares of Common Stock;

WHEREAS, concurrently with the execution and delivery of this Agreement, FBOP is making a secured loan in an amount of $7,000,000 to Holding Company and Holding Company is delivering a note and pledge agreement to FBOP in respect of such amount;

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and in the Proxies, for the purpose of prescribing the terms and conditions of the Merger, the manner of converting the

Common Stock of Holding Company into cash, and such other details and provisions as are deemed desirable in connection with the Merger, the parties, intending to be bound, hereby agree as follows:

ARTICLE I

MERGER

(a) Merger. In accordance with the provisions of this Agreement and the Delaware General Corporation Law (“GCL”), at the Effective Time (as herein defined), Acquisition shall be merged with and into Holding Company and the separate existence of Acquisition thereupon shall cease. Following the Merger, Holding Company shall continue as the surviving corporation (“Surviving Corporation”). At FBOP’s option, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, the Merger may be structured so that Holding Company merges into another direct or indirect wholly-owned subsidiary of FBOP (such entity, if any, to be included in the definition of “Acquisition”); provided, however, that (i) Acquisition shall assign to such entity, and such entity shall assume, all rights and obligations of Acquisition under this Agreement and (ii) the occurrence of the Effective Time shall not be materially delayed or impeded as a result thereof and the consideration to be paid to the holders of Holding Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification or the taxation of any amounts to be received by the holders of Holding Company Common Stock is not altered.

(b) Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article X, the parties hereto will file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of Delaware and make all other filings or recordings required by the GCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such later time as is specified in the Certificate of Merger (the “Effective Time”).

(c) Effects of the Merger. The Merger shall have the effects set forth in the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchise of the Constituent Corporations shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation.

(d) Prior Approvals. The parties hereto acknowledge that the requisite approvals for the Transaction must be received from or notices must be given to certain federal governmental bodies and agencies including, but not limited to: (i) the Office of Thrift Supervision of the Department of the Treasury (the “OTS”); (ii) the Federal Deposit Insurance Corporation (the “FDIC”); (iii) the Board of Governors of the Federal Reserve System (“Federal Reserve Board”); (iv) the Office of the Comptroller of the Currency (“OCC”); and (v) any other regulatory authorities having jurisdiction, which approvals or notices shall not contain conditions or requirements of a regulatory authority, that in the reasonable judgment of FBOP are materially burdensome (a “Materially Burdensome Condition”). The governmental bodies and agencies referred to in items (i)-(v) above are referred to herein as the “Applicable Governmental Authorities.”

(e) Certificate of Incorporation. The Certificate of Incorporation of Acquisition in effect at the time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided thereunder and in the GCL.

(f) Bylaws. The Bylaws of Acquisition in effect at the time of the Merger shall be the Bylaws of the Surviving Corporation until altered, amended or repealed, as provided thereunder and in the Certificate of Incorporation and the GCL.

(g) Directors and Officers. The directors and officers of Acquisition at the time of the Merger shall be the directors and officers of the Surviving Corporation, in each case to serve, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, until their successors shall have been elected and shall qualify. If at the Effective Time a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the Bylaws of the Surviving Corporation.

(h) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to best perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Acquisition acquired or to be acquired by reason of, or as a result of, the Merger or (b) otherwise to carry out the purposes of this Agreement, Holding Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and are fully authorized in the name of Holding Company or otherwise to take any and all such actions.

(i) Conversion of Shares. The manner and basis of converting and exchanging the shares of Holding Company Common Stock, and the manner and basis of making distributions, if any, to stockholders of Holding Company, shall be as follows:

(i) Each share of Common Stock of Holding Company which is issued and outstanding immediately prior to the Effective Time other than Dissenting Shares (as defined below) shall, by virtue of the Merger and without any action on the part of the holder thereof, at and after the Effective Time cease to be outstanding and shall be converted into the right, subject to the terms and conditions of this Agreement, to receive $1.35 per share (the “Per Share Merger Consideration”) without interest thereon, after the date when such holder satisfies the procedures described in this Agreement, including subpart (k) below.

(ii) Each share of Holding Company Common Stock, if any, that is issued and held in the treasury of Holding Company, or that is owned by the Holding Company or any direct or indirect wholly-owned Subsidiary of the Holding Company, shall, by virtue of the Merger, at the Effective Time, be retired and canceled, and no cash or other consideration shall be issued with respect thereto.

(iii) Each share of common stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one share of common stock, $0.01 par value per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).

(j) Total Merger Consideration. Notwithstanding the preceding subparts of this Article, except as set forth in subsection (q)(ii) of this Article, and except to the extent payments made to holders of Dissenting Shares exceed the Per Share Merger Consideration, in no event shall the total cash consideration paid by FBOP or Acquisition under this Agreement (the “Aggregate Merger Consideration”) exceed $30,543,698. The Aggregate Merger Consideration is based upon Holding Company’s representation that, and subject to the assumption that, as of the date hereof and as of the Closing, there are 22,624,961 shares of Common Stock outstanding, and no other payments in respect of capital stock or stock-based awards are due to any persons, including holders of options or other similar equity awards.

(k) Surrender of Shares. As promptly as practicable after the Effective Time, each holder of shares of Holding Company Common Stock shall, upon presentation and surrender of the certificate or certificates therefor to the Paying Agent (as defined below) for cancellation in accordance with and subject to the transmittal materials described below, be entitled to receive in exchange therefor a check or checks payable to such person representing the payment of cash into which such holder’s shares of Holding Company Common Stock have been converted at the Effective Time (less any applicable withholding taxes). Each certificate that represented issued and outstanding shares of Holding Company Common Stock immediately prior to the Effective Time shall be deemed canceled at the Effective Time and shall represent only the right to receive cash for each share represented by such certificate. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the funds to be received in the Merger.

(l) Designation of Paying Agent; Investment of Funds. FBOP shall appoint a paying agent hereunder (“Paying Agent”), and Acquisition and FBOP shall make available to Paying Agent at the Effective Time an amount in cash equal to the product of the Per Share Merger Consideration times the number of shares of Holding Company Common Stock outstanding immediately prior to the Effective Time, which shall not include the number of shares of Holding Company Common Stock held in Holding Company’s treasury, or shares owned by any direct or indirect wholly-owned Subsidiary of the Holding Company, and less the number of Holding Company Dissenting Shares whose holders have complied with the provisions of Section 262 of the GCL as described in subpart (n) below at or prior to the Effective Time and less any shares owned by Acquisition or any other subsidiary or affiliate of Acquisition. The cash deposited with the Paying Agent shall be invested by the Paying Agent as directed by Acquisition.

(m) Transmittal Materials. Within three business days following the Effective Time, Acquisition shall send or cause to be sent to each former holder of record of shares of Holding Company Common Stock transmittal materials for use in surrendering their certificate or certificates in exchange for cash. The letter of transmittal will contain instructions with respect to the surrender of such certificates and payment of the Per Share Merger Consideration will be subject to compliance with all of the terms and conditions thereof. Acquisition shall instruct record date holders of Holding Company Common Stock who hold such shares for the account of others to provide the respective beneficial holders of such shares instructions with respect to the surrender of their shares.

(n) Dissenting Shares. Each outstanding share of Holding Company Common Stock as to which a proper written objection to the Merger is filed in accordance with Section 262 of the GCL and that is not voted in favor of the Merger shall not be converted into or represent a right to receive cash hereunder unless and until the holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal of and payment for such shares of Common Stock under Section 262 of the GCL, at which time such shares of Common Stock shall be converted into a right to receive cash in the same manner and subject to the same conditions as provided for other outstanding shares of Common Stock in this Article. All such shares of Holding Company Common Stock as to which such a written objection is so filed and which are not voted in favor of the Merger, except any such shares of Holding Company Common Stock the holder of which shall have effectively withdrawn or lost his or her right to appraisal of and payment for such shares of Common Stock under the GCL are herein called “Dissenting Shares” and each holder is herein called a “Dissenting Stockholder.” Holding Company shall give Acquisition prompt notice upon receipt by Holding Company of any written objection to the Merger, any withdrawal of such objection and any other documents or communications received pursuant to Section 262 of the GCL. Holding Company agrees that FBOP shall have the right to control all negotiations and proceedings with respect to any Dissenting Shares. Holding Company further agrees that prior to the Effective Time it will not, except with the prior written consent of FBOP, voluntarily make any payment with respect to, or settle or offer to settle, any such objection. Each Dissenting Stockholder who becomes entitled, pursuant to the provisions of the GCL, to payment for the fair cash value of his, her or its shares of Holding Company Common Stock shall receive payment therefor from Holding Company as the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions), and such shares of Common Stock shall be retired and canceled.

(o) Termination of Paying Agent’s Duties. Promptly following the date that is nine months after the Effective Time, the Paying Agent shall deliver to FBOP all cash (including all interest and earnings) and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a certificate formerly representing shares of Holding Company Common Stock who has not previously surrendered such certificate may surrender such certificate to FBOP and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefore the Per Share Merger Consideration for each share of Holding Company Common Stock represented by such certificate. Neither FBOP, the Surviving Corporation nor the Paying Agent shall be liable to any former stockholder of Holding Company for any amount delivered to a governmental agency or unit pursuant to applicable abandoned property, escheat or similar laws.

(p) Closing of Holding Company’s Transfer Books. At the Effective Time, the stock transfer records of Holding Company shall be closed and no transfer of shares of Holding Company Common Stock shall thereafter be made.

(q) Stock Options and Other Stock-Based Awards.

(i) Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Holding Company Common Stock granted to employees or directors of the Holding Company or any of its Subsidiaries under the 1996 Incentive Plan, the 1999 Incentive Plan, the 2004 Equity Incentive Plan or the 2006 Equity Incentive Plan (collectively, the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time (each, a “Holding Company Option”) shall be cancelled and shall only entitle the holder of such Holding Company Option to receive, as soon as reasonably practicable after the Effective Time, but in any event within five business days thereafter, an amount in cash equal to the product of (x) the total number of shares of Holding Company Common Stock subject to the Holding Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Holding Company Common Stock under such Holding Company Option, less applicable Taxes required to be withheld with respect to such payment.

(ii) Service-Based Restricted Share Awards. There are 300 restricted shares of Holding Company Common Stock which were granted under the Company Stock Plans that are not considered outstanding as of the date hereof (the “Restricted Shares”), and such Restricted Shares shall be treated as follows: (A) in the event that such Restricted Shares are outstanding and unvested as of the Effective Time, the shares shall vest as of the Effective Time and (B) in the event that such Restricted Shares vest prior to the Effective Time in accordance with their terms, they shall, notwithstanding anything set forth in Section 2(d) of this Agreement, be treated as issued and outstanding for all purposes of this Agreement, and, in the case of each of (A) and (B), the holder thereof shall be entitled to receive the Per Share Merger Consideration with respect to each such Restricted Share (whether or not it is still subject to any restrictions immediately prior to the Effective Time) as soon as practicable after the Effective Time in accordance with the provisions of this Agreement, less applicable Taxes required to be withheld with respect to such payment.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF HOLDING COMPANY

Holding Company represents and warrants to Acquisition and FBOP with respect to Holding Company and the Subsidiaries (as defined below) as follows. Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any Schedule with respect to a particular representation or warranty contained in this Article II shall be deemed to be disclosed as an exception, qualification, limitation, document or other item, as applicable, with respect to any other representation or warranty to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such representation or warranty, notwithstanding the omission of a cross-reference thereto.

(a) Organization and Standing of Holding Company. Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holding Company has all necessary power and authority to own or lease all of its properties and assets and to carry on its business as is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Holding Company and the Subsidiaries (defined below), taken as a whole. Holding Company is duly registered as a savings and loan holding company under the Home Owners’ Loan Act, as amended (“HOLA”), and the regulations issued thereunder.

As used in this Agreement, the term “Material Adverse Effect” or “Material Adverse Change” means with respect to any person, any effect or change that: (i) is or would reasonably be expected to be material and adverse to the financial condition, results of operations or business, assets, liabilities, capital or properties of such person and its Subsidiaries taken as a whole; or (ii) materially impairs the ability of such person to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include, the impact of changes, in the case of Holding Company, to the extent resulting from (a) actions taken or to be taken by Holding Company upon the written request of FBOP and/or Acquisition pursuant to this Agreement, (b) public disclosure of this Agreement or the transactions contemplated hereby, (c) the matters specifically set forth in Schedule 2(k), or (d) changes in the market price or trading volume of Holding Company Common Stock; provided that the underlying cause of any decline in the price of the Holding Company Common Stock and its impact on the financial condition, results of operations or business, assets, liabilities, capital or properties of Holding Company Common Stock and its Subsidiaries, taken as a whole, may be considered in determining whether there has been a Material Adverse Effect.

(b) Organization and Standing of Savings Institution. Savings Institution is a federally-chartered stock savings and loan association, duly organized and validly existing under the laws of the United States of America. Savings Institution is duly authorized to conduct a savings and loan business, is a member of the Federal Home Loan Bank of San Francisco, and is duly authorized to operate each of its offices, including branch offices (collectively, the main office and each branch location are referred to herein as the “Branches”). Savings Institution is a wholly-owned subsidiary of Holding Company.

(c) Holding Company Subsidiaries. Schedule 2(c) hereto sets forth a list of all of Holding Company’s direct and indirect subsidiaries including Savings Institution (such subsidiaries hereinafter each separately called a “Subsidiary” and collectively called the “Subsidiaries”). The Schedule sets forth the authorized capital stock, the number of shares duly issued and outstanding, the number so owned by each stockholder of the Subsidiary and the jurisdiction of incorporation of each Subsidiary. The shares of capital stock of the Subsidiaries are validly issued, fully paid and non-assessable (subject to statutory obligations of holders, if any), and are owned free and clear of any liens, claims, charges or encumbrances. Except as disclosed on such Schedule, neither Holding Company nor any of the Subsidiaries has any investment in any subsidiary or any investment in any partnership, joint venture, limited liability company or similar entity (or any right, contingent or otherwise, to acquire the same), all of which investments are owned free and clear of any liens, claims, charges or encumbrances except as disclosed thereon. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own or lease its properties and carry on its business as it is now being conducted. Each of the Subsidiaries is duly qualified or otherwise authorized to transact business as a foreign corporation and is in good standing in every jurisdiction in which such qualification or authorization is required by law to carry on its business as it is now being conducted, except where the failure so to qualify or to be authorized would not have a Material Adverse Effect on Holding Company and the Subsidiaries, taken as a whole. Schedule 2(c) sets forth a true and correct description of the activities of each of the Subsidiaries. Each Subsidiary is an investment permitted under HOLA and other applicable law. No certificate of authority identified in such Schedule has been revoked, restricted, suspended, limited or modified nor is any certificate of authority the subject of, nor to the knowledge of Holding Company is there a basis for, a proceeding for revocation, restriction, suspension, limitation or modification.

(d) Capitalization. The authorized capital stock of Holding Company consists of 2,000,000 shares of Preferred Stock, $0.01 par value per share, none of which has been issued, and 59,000,000 shares of Common Stock, par value $0.01 per share, of which 22,624,961 shares are issued and outstanding. Of the 22,624,961 shares of Common Stock issued and outstanding, 90,000 shares constitute restricted stock granted to directors pursuant to the 2004 and 2006 Equity Incentive Plans. In addition, 212,300 shares that vest based on a combination of service and performance were reserved for issuance pursuant to the 2006 Equity Incentive Plan, and no payments are or will be due in connection therewith. All of the issued and outstanding shares of Holding Company Common Stock have been validly issued and are fully paid and non-assessable (subject to statutory obligations of holders, if any) and free of preemptive rights. No shares of Holding Company Common Stock are held in treasury. As of the date hereof, 1,269,916 shares of Holding Company Common Stock were reserved for issuance upon exercise of outstanding Holding Company stock options granted pursuant to the 1996 and 1999 Incentive

Plans and 2006 Equity Incentive Plan. All of such options will automatically be cancelled at the Effective Time, and no payments are or will be due in connection therewith. In addition, there are 2,298,055 shares that have been reserved for stock options or awards that have not been granted. Schedule 2(d) hereto contains an accurate and complete list of all outstanding options and restricted stock awards including the name of the grantee, date of grant, number of shares and exercise price and vesting schedule. Except for the options and shares specified above and as reflected in Schedule 2(d), there is no contract, understanding, restriction or agreement, including any voting trust or other agreement or understanding with respect to the voting of any of the capital stock of Holding Company or any Subsidiary, or any convertible, exchangeable or exercisable security, option, warrant, call, or commitment on the part of Holding Company or any Subsidiary of any character relating to issued or unissued shares of the capital stock of Holding Company or any Subsidiary, or any other equity awards or commitments to issue shares or pay amounts in respect of the value of a share under any deferred compensation plans.

(e) Authorization. The Board of Directors of Holding Company has adopted resolutions approving the Agreement and the Transaction and have authorized the execution and delivery of the Agreement. The Board of Directors of Holding Company has directed by resolution that the Agreement be submitted to a vote of the holders of shares of Holding Company Common Stock taken at a meeting called for the purpose of considering and acting upon this Agreement. Holding Company has full power and authority to enter into this Agreement and, upon appropriate consent of its stockholders in accordance with law, subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holding Company and constitutes the valid and legally binding obligation of Holding Company, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

(f) Certificates of Incorporation and Bylaws. Holding Company has delivered to FBOP true and complete copies of its and each of the Subsidiaries’ Certificates of Incorporation and Bylaws as in effect as of the date hereof, and in the case of Savings Institution, has delivered true and complete copies of Savings Institution’s Federal Stock Charter and Bylaws.

(g) Consents and Approvals. Except for the consents and approvals of the Applicable Governmental Authorities and except as set forth on Schedule 2(g), no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Holding Company of the transactions contemplated by this Agreement.

(h) Defaults and Conflicts. Except as set forth on Schedule 2(h), neither Holding Company, Savings Institution or any other Subsidiary is or immediately prior to the Effective Time will be in conflict with or default under its Certificate of Incorporation (or similar organizational document) or Bylaws, or in default under any indenture or under any material agreement or other material instrument to which it is a party or by which it or any of its properties is bound or to which it is subject. Subject to the receipt of all consents and approvals contemplated by this Agreement, neither the execution and delivery of this Agreement, the consummation of the Transaction nor the fulfillment of and compliance with the terms and provisions hereof, will (i) violate any judicial, administrative or arbitral order, writ, award, judgment, injunction or decree involving Holding Company, Savings Institution or any other Subsidiary, (ii) conflict with the terms, conditions or provisions of the charter or Bylaws of Holding Company, Savings Institution or any other Subsidiary, (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any indenture or any agreement or other instrument to which Holding Company, Savings Institution or any other Subsidiary is a party or by which Holding Company, Savings Institution or any other Subsidiary is bound, (iv) result in the creation of any lien, charge or encumbrance upon any of the assets of Holding Company, Savings Institution or any other Subsidiary under any such agreement or instrument, or (v) terminate or give any party thereto the right to terminate any such indenture, agreement or instrument, except with respect to (iii) or (iv) above, such as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Holding Company and its Subsidiaries, taken as a whole, and which could not reasonably be expected to jeopardize or delay consummation of the Transaction. Except as disclosed in Schedule 2(h) hereto, no consent of any third party to any indenture or any material agreement or other material instrument to which Holding Company, Savings Institution or any other Subsidiary is a party is required in connection with the Transaction. Holding Company agrees that prior to the Effective Time it will use its best efforts to obtain all required consents to the Transaction of parties to any such indenture, agreement, or other instrument that is material to the business of Holding Company and its Subsidiaries taken as a whole.

(i) SEC Reports; Financial Statements.

(i) Holding Company has filed all required forms, reports, registration statements and documents with the Securities and Exchange Commission (the “SEC”) since January 1, 2003 (collectively, the “SEC Reports”), each of which, as of its respective date, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no outstanding comments from the SEC with respect to any of the SEC Reports. The (x) audited consolidated financial statements of Holding Company included in its Annual Report on Form 10-K for the years ended March 31, 2007, 2006 and 2005, (y) the unaudited consolidated interim financial statements included in its Quarterly Report on Form 10-Q for the quarters ended June 30, 2007, September 30, 2007 and December 31, 2007 and (z) the March 31, 2008 Balance Sheet (as defined below) in each case fairly present in conformity with generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be indicated therein or in the notes thereto), the consolidated financial position of Holding Company and its Subsidiaries as of the dates thereof and their consolidated statements of operations, stockholders’ equity, and cash flows for the periods then ended (in the case of any unaudited interim financial statements, subject to (i) normal year-end adjustments, which individually and in the aggregate, are customary in nature and amount and (ii) standard limitations on the application of generally accepted accounting principles).

(ii) Except as and to the extent reflected in the interim preliminary consolidated statement of financial position of Holding Company and the Subsidiaries as of March 31, 2008 (the “March 31, 2008 Balance Sheet”) attached as Schedule 2(i) hereto, neither Holding Company nor any Subsidiary had, as of March 31, 2008, any material liability or material obligation (absolute, contingent or otherwise) except for contractual liabilities arising in the ordinary course of business and consistent with past practice which are not required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles. Except as and to the extent disclosed in Schedule 2(i) hereto, neither Holding Company nor any Subsidiary has incurred any material liability or material obligation (absolute, contingent or otherwise) since March 31, 2008.

(iii) The records, systems, controls, data and information of the Holding Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Holding Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the SEC Reports (or, if amended or superseded by a subsequent filing prior to the date hereof, as and to the extent described in such subsequent filing), the Holding Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including that (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of the Holding Company and to maintain accountability for the Holding Company’s assets; (3) access to the Holding Company’s assets is permitted only in accordance with management’s authorization; (4) the reporting of the Holding Company’s assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Holding Company (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Holding Company and its Subsidiaries is made known to the management of the Holding Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to documents required to be filed by the

Holding Company with the SEC, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Holding Company’s auditors and the audit committee of the Holding Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Holding Company’s ability to record, process, summarize and report financial data and have identified for the Holding Company’s auditors any material weaknesses in internal controls and (2) any fraud known to the Holding Company, whether or not material, that involves management or other employees who have a significant role in the Holding Company’s internal controls. The Holding Company has made available to FBOP a summary of any such disclosure made by management to the Holding Company’s auditors and audit committee since January 1, 2005.

(iv) Since January 1, 2005, (1) neither the Holding Company nor any of its Subsidiaries nor, to the knowledge of the Holding Company, any director, officer, employee, auditor, accountant or representative of the Holding Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Holding Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Holding Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, other than routine recommendations made in letters from the Holding Company’s independent public accountants to the Holding Company’s management, true and complete copies of which letters have been made available to FBOP and (2) no attorney representing the Holding Company or any of its Subsidiaries, whether or not employed by the Holding Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Holding Company or any of its officers, directors, employees or agents to the Board of Directors of the Holding Company or any committee thereof or to any director or officer of the Holding Company.

(j) Regulatory Reports and Filings. Holding Company, Savings Institution and each Subsidiary has filed all material reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with the OTS, the FDIC, the Federal Home Loan Bank, and any other governmental agency or authority with jurisdiction over Holding Company or Savings Institution and each such report, notice and other statement, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which it was filed. Holding Company has furnished to FBOP or Acquisition copies of all regulatory filings (and all related correspondence) for Holding Company and any Subsidiary for and during the years ended March 31, 2007, 2006 and 2005 and the quarters ended June 30, 2007, September 30, 2007 and December 31, 2007 as filed with the OTS, with the exception of Unpublished OTS Information as defined at 12 C.F.R. § 510.5 that is not authorized to be shared with FBOP (the “Regulatory Reports”). The Regulatory Reports,

including, without limitation, the provisions made therein for investments and the valuation thereof, and loan loss reserves, together with the notes thereto, fairly present in all material respects the financial position, assets, liabilities, change in financial position, surplus and other funds of Holding Company and Savings Institution as of the dates thereof and the results of its operations for the periods indicated in conformity with regulatory accounting principles prescribed or permitted by law or the rules and regulations of OTS, applied on a consistent basis with prior periods, except as set forth therein. Each such Regulatory Report was in compliance with applicable law and correct in every material respect when filed, there were no material omissions therefrom and no material deficiencies have been asserted by any governmental or regulatory body with respect to such Regulatory Reports. Except for liabilities and obligations disclosed or provided for in the Regulatory Reports, Savings Institution did not have, as of the respective dates of each such Regulatory Reports, any material liabilities or material obligations (whether absolute or contingent and whether due or to become due) except for contractual liabilities arising in the ordinary course of business and consistent with past practice that are not required to be reflected in regulatory financial statements. All books of account of Savings Institution and each other Subsidiary fairly and accurately disclose in all material respects all the transactions, properties, assets, investments, liabilities and obligations of Savings Institution or the respective Subsidiary and all such books of account are in the possession of Savings Institution or the respective Subsidiary and are true and complete in all material respects.

(k) Changes Since March 31, 2008. Except as disclosed in Schedule 2(k) hereto, since March 31, 2008 there has been no Material Adverse Change in the assets, properties, business, financial condition or results of operations of Holding Company and its Subsidiaries, taken as a whole; and neither Holding Company, Savings Institution nor any other Subsidiary has, since March 31, 2008 (i) made any change in its authorized capital stock, (ii) issued any stock options, warrants or other rights calling for the issue, transfer, sale or delivery of its capital stock or other securities, (iii) paid any stock dividend or made any reclassification in respect of its outstanding shares of capital stock, (iv) issued, transferred, sold or delivered any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (v) purchased or otherwise acquired for consideration any outstanding shares of its capital stock, (vi) disposed of a material portion of its assets, properties or business other than in the ordinary course of business or (vii) authorized or made any distribution to Holding Company’s stockholders of any assets of Holding Company, Savings Institution or any other Subsidiary, by way of cash dividends or otherwise.

(l) Properties.

(i) Real Estate and Mortgages. Schedule 2(l)(i) hereto sets forth a list and summary description of (a) all real property owned by Holding Company or any Subsidiary and all buildings and other structures located on such real property (“Owned Real Property”), (b) all leases, subleases or other agreements under which Holding Company or any Subsidiary is the lessor of any real property, (c) all leases, subleases or other agreements under which Holding Company or any Subsidiary is a tenant on any real property (“Leased Real Property”), (d) all unexpired options held by Holding Company or any Subsidiary or contractual obligations on its part to purchase or acquire any interest in real property, (e) all unexpired options granted by Holding Company or any Subsidiary or contractual obligations on its part to sell or dispose of any interest in real property, and (f) all mortgages held by Holding Company or any Subsidiary (other than as investment securities), identifying all such mortgages, if any, for which deficiency notices have been issued or that are otherwise not current. Except as disclosed in Schedule 2(l)(i) hereto such leases, subleases, options and other agreements are in full force and effect and neither Holding Company nor any Subsidiary has received any notice of any material default thereunder.

(ii) Investments. The common stock, preferred stock, bonds, and other investments owned by Holding Company or any Subsidiary as of the date hereof, except for investments consisting of direct loans to customers, are evidenced by written instruments and certificates (except where in non-certificated form), and to the best knowledge of Holding Company after due inquiry, are valid and genuine in all material respects. All such bonds, stocks, and other investments are permissible investments under applicable laws and regulations. Except as disclosed in Schedule 2(l)(ii) hereto, none of such investments is in default on the payment of principal, interest or other required distributions.

(iii) Title to Property; Zoning. Except as disclosed in Schedule 2(l)(iii) hereto, Holding Company and each Subsidiary has good and marketable title to all real properties described in Section 2(l)(i) and good and marketable title to all other assets and properties shown as owned by it on Holding Company’s September 30, 2007 Balance Sheet or acquired since that date (except properties disposed of in the ordinary course of business subsequent to said date), in each case free of all mortgages, liens, security interests, charges and encumbrances of any nature whatsoever, other than liens for Taxes (as defined below) not yet due and payable, except such as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Holding Company and its Subsidiaries. All such real property complies with all applicable private agreements, zoning requirements, Environmental Laws (defined below), and other governmental laws and regulations relating thereto, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect on the Holding Company and its Subsidiaries. There are no condemnation proceedings pending or, to the best knowledge of Holding Company, threatened with respect to the Real Property.

(iv) Agreements. Holding Company has delivered, or has made available, to FBOP true, correct and complete copies of the following documents:

(1) Contracts, licenses, or agreements (including without limitation maintenance contracts or similar contacts) that will be binding upon the Owned Real Property or the Leased Real Property (collectively, the “Real Property”) or upon the Surviving Corporation at and after the Effective Date, including the lease agreements, and all modifications and amendments thereto, for each parcel of Leased Real Property;

(2) Structural and architectural plans, drawings and specifications for the buildings and other improvements on the Real Property, if any, which Holding Company or any Subsidiary has in its possession and any and all structural reports or studies, if any;

(3) Real estate tax bills affecting any portion of the Real Property for the previous two calendar years, together with any and all notices of proposed or final changes in assessed valuation with respect to the Real Property received during the present year, and a copy of any real estate tax protest complaints, pleadings, appraisals, contracts or agreements with real estate tax attorneys, and other related documents for any protests of assessments, tax objection proceedings or similar proceedings;

(4) Holding Company’s (or Subsidiary’s, as applicable) title policy which insured the Holding Company’s or Subsidiary’s interest in any portion of the Real Property;

(5) The most recent survey of all or any portion of the Real Property in the Holding Company’s or any Subsidiary’s possession; and

(6) Any and all asbestos, environmental, hazardous substances or toxicological studies, tests, or reports prepared at the direction of the Holding Company or any Subsidiary or which the Holding Company or any Subsidiary has received from any other source, with respect to any portion of the Real Property.

(v) No Claims. There are no material unpaid bills or claims for labor performed or materials furnished or contracted to be performed or furnished upon any portion of the Real Property, and there are no material unpaid taxes of any kind that might become a lien upon any portion of the Real Property, except ad valorem taxes for the current calendar year not yet due and payable.

(vi) No Options. There are no options or other rights in any party to purchase or acquire any ownership interest in any portion of the Real Property, and the Real Property is not subject to any executory contracts of sale, rights-of-first-refusal, options or leases.

(m) Environmental Laws. Except as disclosed in Schedule 2(m) hereto, Holding Company and each Subsidiary has conducted and is conducting its business in compliance with all applicable federal, state, and local laws, regulations and requirements currently in force relating to the protection of the environment (“Environmental Laws”) (which business shall include property presently or previously owned, leased, managed, operated or held as collateral or in a fiduciary capacity), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect on the Holding Company and its Subsidiaries taken as a whole. There is no pending or, to the best knowledge of Holding Company, threatened, civil or criminal litigation, written notice of violation, or administrative proceeding relating to such

Environmental Laws involving Holding Company and its Subsidiaries taken as a whole, and to the best knowledge of Holding Company, there is no basis for any of the foregoing. There has not been and to Holding Company’s best knowledge, there is no condition existing, with respect to the release, emission, discharge or presence of hazardous substances in connection with the business of Holding Company or any Subsidiary, which condition could subject Holding Company or any Subsidiary to any proceeding or remediation under such Environmental Laws or could otherwise have a Material Adverse Effect on the Holding Company or any Subsidiary. Holding Company and each Subsidiary has received all approvals, consents, licenses, and permits with respect to environmental matters necessary to carry on its business substantially as currently conducted.

(n) Proprietary Rights. Schedule 2(n) hereto discloses all the patents, copyrights, trademarks, trade names, service marks, trade dress and logos (and all registrations and applications with respect thereto) (collectively, with the goodwill of the business, the “Proprietary Rights”) used in the business of Holding Company or any Subsidiary. Except as otherwise disclosed in such Schedule, either Holding Company or one of the Subsidiaries owns or possesses a valid and binding license or otherwise is duly authorized to use all of such Proprietary Rights. Neither the Holding Company nor any of its Subsidiaries is in default in any material respect under any license, contract, agreement, arrangement or commitment related to any of the Proprietary Rights. Such Proprietary Rights as used by Holding Company or a Subsidiary in its business do not violate or infringe in any material respect upon the proprietary rights of any third party, and there is no claim, action, proceeding or investigation pending or, to the best of Holding Company’s knowledge, threatened against Holding Company or any of the Subsidiaries with respect to any such Proprietary Rights.

(o) Agreements. Except as set forth and described on Schedule 2(o) hereto, neither Holding Company nor any Subsidiary is a party to nor is Holding Company or any Subsidiary bound by any oral or written:

(i) contract, arrangement, commitment or understanding for the employment of any officer or employee, or contract, arrangement, commitment or understanding with a former officer or employee pursuant to which payments are required to be made at any time following the date hereof, or contract, arrangement, commitment or understanding with any labor union or association representing any employee,

(ii) stock ownership, profit-sharing, bonus, deferred compensation, stock option, severance pay, pension, retirement or similar plan or agreement,

(iii) mortgage, indenture, note or installment obligation the unpaid balance of which exceeds $100,000, or other instrument for or relating to any borrowing of money by Savings Bank or any of the Subsidiaries, the unpaid balance of which exceeds $100,000,

(iv) guaranty of any obligation for borrowings or otherwise which exceeds $100,000,

(v) agreement or arrangement for the sale or lease of any assets or part of its business in excess of $10,000, or for the grant of preferential rights to purchase or lease any material amount of its assets or part of its business,

(vi) agreements or arrangements for the settlement of any claims in excess of $100,000,

(vii) agreements or arrangements obligating it to register any of its outstanding shares or other securities with the SEC,

(viii) agreement or arrangement with any officer or director of Savings Bank, any Subsidiary, or any other affiliate of Savings Bank,

(ix) contracts and agreements related to information technology, computer hardware or software data processing services or material equipment leases, or

(x) contract, agreement or other instrument that is material to the assets, properties, business, financial condition or results of operations of Holding Company or any Subsidiary, including the leases with respect to the Leased Real Property.

True and correct copies of each such document described in (i)-(x) have been provided or made available to FBOP or Acquisition. All contracts, leases, plans, mortgages, indentures, guaranties and other agreements disclosed in Schedule 2(o) hereto are in full force and effect as of the date hereof, and neither Holding Company nor any Subsidiary or, to the knowledge of Holding Company, any other party thereto is in default in any material respect under such agreement and no event has occurred which with the passage of time or the taking of any action, or both, could constitute a default in any material respect under any such contract agreement. No party thereto may terminate or modify any of such agreements by reason of the transactions contemplated by this Agreement (other than as a result of the application of change of control related provisions in employment agreements).

(p) Litigation; Claims. Except as disclosed in Schedule 2(p) hereto, there are no actions, suits, claims, investigations or proceedings pending, settled since January 1, 2005, or to the best knowledge of Holding Company, threatened, against or affecting Holding Company or any Subsidiary, or any of their properties, businesses, directors, officers or employees, at law or in equity, or before any governmental or administrative body or agency or before any arbitrator (i) which involve a claim in excess of $100,000, or (ii) which alone or in the aggregate, could have a Material Adverse Effect on Holding Company or any Subsidiary. Holding Company is not aware of any facts that would reasonably afford a basis for any such actions, suits, claims, investigations or proceedings. Except as may be disclosed on such Schedule, there are no unresolved disputes under any contract to which Holding Company or any Subsidiary is a party or by which Holding Company or any Subsidiary is bound involving in the aggregate an amount in excess of $100,000. Neither Holding Company nor any Subsidiary is in default with respect to any order, writ, award, judgment, injunction or decree of any court, governmental or administrative body or agency, or arbitrator applicable to it which could have a Material Adverse Effect on the Holding Company or any Subsidiary.

(q) Compliance with Laws.

(i) Holding Company and each of the Subsidiaries has complied with all laws, regulations, opinions, orders, rules, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise) applicable to its businesses, including without limitation, the FDIC and OTS, except where the failure to have so complied could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Holding Company and its Subsidiaries taken as a whole. Except as disclosed in Schedule 2(q) hereto, neither Holding Company nor any Subsidiary has received any notification of any asserted failure by it to comply with any of such laws or threatening to revoke any license, permit or authorization, nor, to the best knowledge of Holding Company, is there any basis for any of the foregoing.

(ii) The Savings Institution and each of its Subsidiaries has administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal, state, local and foreign law and regulation and common law, except where the failure to so administer such accounts could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Holding Company and its Subsidiaries taken as a whole. None of the Savings Institution, any of its Subsidiaries, or, to the knowledge of the Holding Company, any director, officer or employee of the Savings Institution or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account except for any such breach that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Holding Company and its Subsidiaries taken as a whole. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Holding Company and its Subsidiaries taken as a whole, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(iii) Schedule 2(q) sets forth a complete list of all securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which the Holding Company or any of its Subsidiaries holds membership or has been granted trading privileges. Schedule 2(q) sets forth with respect to the Company and its Subsidiaries a complete list of all (i) broker-dealer licenses or registrations and (ii) all licenses and registrations as an investment adviser under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder or any similar state, local or foreign laws. Neither the Holding Company nor any of its Subsidiaries is, or is required to be, registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Futures Trading Act or any similar state, local or foreign laws.

(r) Taxes.

(i) Except as disclosed in Schedule 2(r) hereto: (a) all Tax Returns (as defined below) required to be filed with the appropriate taxing authorities have been filed by or on behalf of Holding Company or any Subsidiary and are complete and accurate in all material respects, and all material Taxes (as defined below) due have been paid or provided for in full; (b) there are no liens for Taxes upon the assets of Holding Company or any Subsidiaries except statutory liens for Taxes not yet due; (c) there are no outstanding material deficiencies in respect of Taxes asserted or threatened in writing or assessments of Taxes made or threatened in writing, nor any administrative or judicial proceedings pending or threatened in writing concerning Taxes, with respect to Holding Company or any Subsidiary and any deficiencies, assessments or proceedings shown in Schedule 2(r) have been adequately reserved for and are being contested in good faith through appropriate proceedings; (d) Holding Company has established on the financial statements described in Section 2(i) of this Agreement reserves and accruals adequate, in accordance with GAAP, for the payment of all material Taxes accruing with respect to or payable by Holding Company and each Subsidiary for all periods reflected therein; (e) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material Tax Returns required to be filed with respect to Holding Company or any Subsidiary; and (f) neither Holding Company nor any Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not been filed.

(ii) The income Tax Returns of Holding Company and each Subsidiary have been examined by (a) the Internal Revenue Service or the statute of limitations has expired for all periods up to and including March 31, 2000, and (b) the taxing authorities of all of the states disclosed in Schedule 2(c) or the statute of limitations has expired for all periods up to and including March 31, 2000, respectively, and there are no outstanding or unresolved proposed adjustments. There are no pending, or to the best knowledge of Holding Company any threatened, audits, examinations or assessments with respect to any Taxes of the Holding Company or its Subsidiaries.

(iii) Except as disclosed in Schedule 2(r)(iii) hereto, no power of attorney has been granted by Holding Company or any Subsidiary with respect to any matter relating to Taxes which is currently in force.

(iv) Neither the Holding Company nor any Subsidiary is (A) party to any tax allocation or sharing agreement under which it may have obligations to a party other than the Holding Company or the Subsidiaries (other than any such immaterial customary agreements with customers, vendors, lessors or the like entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes), or (B) is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group where the Holding Company or any Subsidiary was the parent).

(v) The consummation of the transactions contemplated by this Agreement will not give rise to any payments by Holding Company or any Subsidiary which payments will not be deductible (in whole or in part) by reason of Sections 280G or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(vi) No closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries within the last seven years.

For purposes of this Agreement, the term “Taxes” shall mean all taxes, including without limitation, all net income, gross income, gains, goods and services, capital, production, premium or privilege, gross receipts, sales, use, ad valorem, transfer, franchise, profits, windfall profits, license, withholding, payroll, employment, disability, excise, estimated, severance, stamp, occupation, property unemployment, environmental, employer health or other taxes, customs duties, fees, assessments, levies, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority (domestic or foreign) upon Holding Company or any Subsidiary and the term “Tax Returns” shall mean all returns, declarations, reports, estimates, and statements, regarding Taxes, required to be filed under United States federal, state, local or any foreign laws.

(s) Related Party Transactions. Except as disclosed in Schedule 2(s) hereto, and other than transactions exclusively between or among Holding Company and/or any of its Subsidiaries, neither Holding Company nor any Subsidiary has made any loan to any director, officer or other Affiliate (as defined below in Article V(b)) of Holding Company or a Subsidiary which remains outstanding nor has Holding Company or any Subsidiary entered into any agreement, other than an agreement referred to in subpart (o) hereof, for the purchase or sale of any property or services from or to any director, officer or other Affiliate of Holding Company or a Subsidiary. All loans to executive officers and directors (and related interests) have been made in compliance with Regulation O (12 C.F.R. §215).

(t) Employee Benefit Plans.

(i) Schedule 2(t)(i) hereto sets forth a true and complete list of each material employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each other material plan, arrangement and agreement providing employee benefits (collectively the “Plans”), that covers current or former employees of Holding Company or any Subsidiary or affiliate and is presently maintained by Holding Company or any Subsidiary. None of the Plans is a “multiemployer plan,” as defined in Section 3(37) of ERISA. Holding Company has delivered to FBOP or Acquisition: copies of all such Plans; any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements relating thereto; the most recent determination letter, if any, from the Internal Revenue Service with respect to each of the Plans which is intended to be a “qualified plan” under Code Section 401(a); actuarial valuations, if applicable, for the most recent plan year for which such valuations are available; the current summary plan descriptions; and with respect to each of the Plans which is subject to ERISA (“ERISA Plans”) the annual return/report on Form 5500 and summary annual reports for each of the Plans for each of the last three years.

(ii) Except as set forth on Schedule 2(t)(ii), neither Holding Company nor any affiliate thereof, whether or not incorporated, which together with Holding Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) currently maintains, sponsors or contributes to a defined benefit pension plan as defined in Section 414(j) of the Code.

(iii) Each of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in compliance with all applicable laws in all material respects including ERISA, the Code, and the Age Discrimination in Employment Act, as applicable, and, to the knowledge of the Holding Company, each of such Plans has been administered in substantial compliance with such requirements.

(iv) Except with respect to income taxes on benefits paid or provided, no material income, excise or other material tax or material penalty (federal or state) has been waived or excused, has been paid or is owed by any person (including, but not limited to, any Plan, any Plan fiduciary (with respect to whom Holding Company has an obligation to indemnify) and Holding Company) with respect to the operations of, or any transactions with respect to, any Plan. No action has been taken, nor has there been any failure to take any action, nor to the knowledge of Holding Company is any action or failure to take any action contemplated, that could reasonably be expected to subject any person or entity with respect to whom Holding Company has an obligation to indemnify to any material liability for any tax or penalty in connection with any Plan. No reserve for any taxes or penalties that would be imposed with respect to any Plan has been established. Holding Company has delivered to FBOP the financial report providing information for disclosure purposes required by Statement of Financial Accounting Standards (SFAS) 106 as amended by FSAS 132 and FAS 158 for the fiscal year ending March 31, 2008 regarding the post-retirement medical plans and executive death benefit plans sponsored by Holding Company or its Affiliates.

(v) Except as set forth on Schedule 2(t)(v), there are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits, or (C) complaints to or by any governmental entity, which are pending, anticipated, or to the Holding Company’s best knowledge, threatened, against the Plans or their assets.

(vi) Except as set forth on Schedule 2(t)(vi), neither the Holding Company nor any of its Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any liability with respect to, any Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of the Holding Company or any of its Subsidiaries other than in accordance with Section 4980B of the Code or Section 601 of ERISA.

(vii) Except as would not reasonably be expected to result in material liability to Holding Company or any Subsidiary, neither Holding Company nor any of its Subsidiaries, nor any of the ERISA Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Holding Company or any of its Subsidiaries, any of the ERISA Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust (in each case which the Holding Company has an obligation to indemnify) could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. Except as would not reasonably be expected to result in material liability to Holding Company or any Subsidiary, neither Holding Company nor any of its Subsidiaries is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to the date hereof, may reasonably be expected to become liable for any tax imposed under Section 4978 of the Code.

(viii) The Holding Company and its Subsidiaries have not incurred during the six (6) years prior to the date hereof, and to knowledge of the Holding Company, there are no circumstances or events that have occurred during the six (6) years prior to date hereof that could reasonably be expected to result in the imposition of liability on the Holding Company and its Subsidiaries (A) under Title IV of ERISA, (B) under section 302 of ERISA, (C) under sections 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, in each case in connection with an employee benefit plan maintained or sponsored by an ERISA Affiliate (other than a Plan).

(ix) All material contributions (including all employer contributions and employee salary reduction contributions) which Holding Company or any of its Subsidiaries are required to have paid to each Plan which is an “employee pension benefit plan” within the meaning of ERISA Section 3(2) (an “Employee Pension Benefit Plan”) have so been paid and all contributions for any period ending on or before the Effective Time which are not yet due have been accrued in accordance with the past custom and practice of Holding Company or any Subsidiaries or affiliates of Holding Company. All premiums or other payments for all periods ending on or before the date hereof which Holding Company or any of its Subsidiaries are required to have paid with respect to each Plan which is an “employee welfare benefit plan” within the meaning of ERISA Section 3(1) have so been paid.

(x) Each Employee Pension Benefit Plan which is intended to be a “qualified plan” under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service confirming that it is a “qualified plan,” and such determination letter considers the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of

1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000. Each Employee Pension Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been timely amended to reflect the provisions of the Economic Growth & Tax Relief Reconciliation Act of 2001 and any other statutory or regulatory changes requiring amendments, and has been timely submitted for a determination letter regarding the provisions of the Economic Growth & Tax Relief Reconciliation Act of 2001 if the deadline for such submission has passed. To the knowledge of the Holding Company, no event has occurred that could reasonably be expected to give rise to the revocation of any applicable determination letter, or the disqualification or loss of tax-exempt status of any such Employee Pension Benefit Plan or trust under Sections 401(a) or 501(a) of the Code, and Holding Company is not aware of any facts or circumstances that could result in the revocation of such determination letter.

(xi) Except as set forth on Schedule 2(t)(xi), the current market value of assets under each such Plan which is a defined benefit pension plan equals or exceeds the present value of all vested and nonvested liabilities thereunder, based upon the most recent actuarial report prepared by the Plan’s actuary for such Plan.

(xii) Except as set forth on Schedule 2(t)(xii), the consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Plan.

(xiii) Schedule 2(t)(xiii) lists each agreement, contract, plan, or other arrangement – whether or not written and whether or not a Plan (collectively a “Program”) – to which Holding Company or any Subsidiary is a party that is a “nonqualified deferred compensation plan” subject to Code §409A. Each Program has been operated in good faith compliance with the requirements of Code §409A(a)(2), (3), and (4) and any Internal Revenue Service or Department of Treasury guidance issued thereunder and no amounts under any such Program are or have been subject to the interest and additional tax set forth under Code §409A(a)(1)(B). Neither the Holding Company nor any Subsidiary has any contractual obligation to reimburse or otherwise “gross-up” any person for the interest or additional tax set forth under Code §409A(a)(1)(B).

(u) Labor Matters. Neither the Holding Company nor any of its Subsidiaries is a party to or is subject to any collective bargaining agreement with any labor union. Neither the Holding Company nor any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Holding Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending or, to the Holding Company’s knowledge, threatened, nor is the Holding Company aware of any activity involving any employee of the Holding Company or any of its Subsidiaries seeking to certify a collective bargaining unit. There are no labor controversies pending, or to the knowledge of Holding Company, threatened against Holding Company or any Subsidiary.

(v) Insurance. All properties of Holding Company and each Subsidiary are covered by valid and currently effective insurance policies issued in favor of Holding Company or a Subsidiary and such insurance policies provide Holding Company and its Subsidiaries with coverage and limits for its operations consistent with past practices and reasonably believed by the Holding Company to be adequate. Schedule 2(v) hereto sets forth a true and correct list of all insurance policies covering Holding Company and the Subsidiaries. Holding Company or a Subsidiary is included as an insured party under such policies or has full rights as a loss payee. No notice of cancellation or termination has been received with respect to any such policy. Such policies will not be terminable or cancelable by reason of this Agreement and the consummation of the transactions contemplated hereby. Neither Holding Company nor any of its Subsidiaries has any bank-owned life insurance policies.

(w) Community Reinvestment Act. Savings Institution has received a rating of “Outstanding” in its most recent Community Reinvestment Act Performance Evaluation, dated December 31, 2003. Savings Institution has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act. Savings Institution has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

(x) Deposits. Schedule 2(x) hereto is a schedule of the aggregate deposit accounts of Savings Institution, prepared as of the date indicated thereon, listing by category and by Branch the amount of such deposits, together with the amount of accrued but unpaid interest thereon (the “Deposits”). All such Deposits are insured to the fullest permissible extent by the Deposit Insurance Fund (“DIF”) administered by the FDIC. All related insurance premiums due and owing have been paid to the FDIC as of the date hereof. Subject to immaterial bookkeeping errors, Savings Institution has administered all of the Deposits in accordance with good and sound financial practices and procedures, and has properly made all appropriate credits and debits thereto.

(y) Loans.

(i) All loans of Savings Institution (the “Loans”) and loan commitments extended by Savings Institution and any extensions, renewals or continuations of such Loans and loan commitments were made in accordance with applicable regulatory requirements in the ordinary course of business and in compliance in all material respects with applicable law. The Loans are evidenced by appropriate and sufficient documentation based upon customary and ordinary past practices for federal savings institutions.

(ii) All documents and instruments which evidence the Loans are in all material respects legal and enforceable in accordance with the terms thereof, except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors generally or by the exercise of judicial discretion, and authorized under applicable federal and state laws and regulations. For purposes of the foregoing sentence, it is agreed and understood that the phrase “enforceable in accordance with the terms thereof” shall not mean that the borrower has the financial ability to pay a loan or that the collateral is sufficient in value to result in payment of the loan secured thereby.

(iii) Except for loans pledged to the Federal Home Loan Bank or participations purchased or sold by the Savings Institution and in each case as fully described at Schedule 2(y) hereto, the note evidencing each Loan and the collateral documents securing each Loan have not been assigned or pledged, the Savings Institution has good and marketable title thereto, and the Savings Institution is the sole owner and holder of each note evidencing a Loan and each collateral document securing such Loan, and except as fully described at Schedule 2(y), each Loan and each collateral document securing a Loan is free and clear of any and all prior liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature.

(iv) Holding Company has previously provided FBOP with a list of all of the Loans as of the most recent practicable date, together with the principal amount of and accrued and unpaid interest on each such Loan, and Schedule 2(y) sets forth a list of all charged-offs Loans since January 1, 2008 including the amount charged off.

(v) None of the material agreements pursuant to which the Holding Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any continuing obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, other than (i) customary repurchase obligations pursuant to standard agreements with Fannie Mae or Freddie Mac and (ii) customary repurchase obligations on account of an early payment default.

(vi) Either the Holding Company or one or more of its Subsidiaries is authorized: (i) as a supervised mortgagee by the Department of Housing and Urban Development (“HUD”) to originate and service Title I FHA mortgage Loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association (“Ginnie Mae”); (iii) by the Department of Veteran’s Affairs (“VA”) to originate and service VA Loans; (iv) as a seller/servicer by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) to originate and service conventional residential mortgage Loans; and (v) to originate mortgage Loans guaranteed by the Rural Housing Service.

(vii) None of the Holding Company or any of its Subsidiaries is now nor has it been within the past three years subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or other investor or Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans. The Holding Company has not received any written notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to materially limit or terminate the underwriting authority of the Company and its Subsidiaries or to materially increase the guarantee fees payable to such investor.

(viii) Each of the Holding Company and its Subsidiaries is in compliance in all material respects with the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(ix) To the knowledge of the Holding Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool.

(z) Reserves. The loan loss reserves of Savings Institution, as set forth on the March 31, 2008 Balance Sheet have been computed in accordance with prudent and customary generally accepted methods and principles consistently applied and, in all cases, have been properly computed in all material respects and are adequate under applicable requirements of law and generally accepted accounting standards to provide for possible losses on Loans outstanding. Except as set forth on Schedule 2(z), to the knowledge of the Holding Company, no fact exists which would be reasonably likely to require a future material increase in the provision for loan losses reflected in such financial statements in accordance with GAAP. The Savings Institution has no Loans exceeding its legal lending limit or any Loans with an unpaid principal amount or unfunded commitment, in each case in excess of $100,000 which is, or in accordance with applicable regulatory requirements should be, classified as sub-standard, doubtful, special mention or a loss, except as set forth in Schedule 2(y).

(aa) Agreements with Regulatory Agencies. Except as set forth in Schedule 2(aa) hereto, neither Holding Company nor any of its Subsidiaries is subject to, or in the last two years has been subject to, any cease-and-desist or other decree or order issued by, or is a party to any written agreement, consent agreement, memorandum of understanding, commitment letter or other supervisory letter (each a “Regulatory Agreement”), with any regulatory agency or other government entity that restricts or restricted in any respect the conduct of its business or that relates or related to its capital adequacy, its credit policies or its management, nor has Holding Company or any of its Subsidiaries been notified by any regulatory agency or other governmental entity that it is considering issuing or requesting any Regulatory Agreement. Except as set forth in Schedule 2(aa) hereto, to the knowledge of Holding Company, no regulatory agency has initiated any investigation or proceeding into the business or operations of Holding Company or any of its Subsidiaries.

(bb) Information for Regulatory Approvals. The information furnished or to be furnished by Holding Company or Savings Institution in any regulatory application filed by Holding Company, Savings Institution, FBOP or Acquisition in connection with the Transaction, will be true and complete in all material respects as of the date so furnished.

(cc) Governmental Notices. As of the date hereof, neither Holding Company nor Savings Institution has received notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if requested, with respect to the Transaction. To the best knowledge of Holding Company, there are no facts that could reasonably be expected to have an adverse effect on the ability of Holding Company or Savings Institution to obtain all requisite regulatory consents or to perform their respective obligations under this Agreement and in connection with the Transaction.

(dd) SEC Filings. None of the information contained in the proxy statement to be mailed to the stockholders of Holding Company in connection with the Merger or in any amendments thereof or supplements thereto (the “Proxy Statement”) will, at the time of (i) the first mailing thereof, and (ii) the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing representation shall not apply to information supplied by Acquisition or FBOP in writing expressly for inclusion in the Proxy Statement.

(ee) Finders and Investment Bankers. Neither Holding Company nor any Subsidiary has retained any broker, finder or other agent or incurred any liability for any brokerage fees, commissions or finders’ fees with respect to the Transaction except for Holding Company’s retention of Sandler O’Neill & Partners (“Sandler”) pursuant to the terms of its agreement with Sandler. True and correct copies of the agreements with Sandler have been delivered to FBOP.

(ff) Third Party Discussions. Other than pursuant to this Agreement, including Section 5.3(iii), neither Holding Company nor any of its directors, officers, employees, agents, investment bankers or representatives or any of their Affiliates is negotiating or discussing with any third party a possible sale or merger of Holding Company or any Subsidiary or a substantial portion of any of their assets or business.

(gg) Transaction Expenses. Schedule 2(gg) sets forth all expenses incurred or to be incurred by Holding Company or any of its Affiliates (x) in connection with the Transaction described in this Agreement (and the agreements referred to in or contemplated by this Agreement, together with any amendments to any of the foregoing) and the performance of the obligations of Holding Company hereunder and thereunder and the consummation of the Transaction, which schedule will be updated as of the Effective Time and (y) in connection with the private placement described in the Form 8-K filed by Holding Company on June 6, 2008 (the “Private Placement”).

(hh) Accrued Vacation. Liabilities for accrued vacation, if any, for employees of any of Holding Company, Savings Institution and any other Subsidiary shall not exceed $2,200,000.

(ii) Change in Control Payments Severance and Other Payments. Schedule 2(ii) sets forth a true and complete list of all payments due or which could become due to officers and employees of Holding Company or any Subsidiary under any employment, severance or other agreement or arrangement as a result of or arising out of the Transaction.

(jj) Books and Records. The financial and other material books and records of the Holding Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and true and accurate copies thereof have been made available to FBOP.

(kk) Offices and ATMs. Holding Company has furnished to FBOP a list (the “Company Offices List”) setting forth the main office of the Savings Institution (identified as such) and each of the offices and automated teller machines (“ATMs”) maintained and operated by the Savings Institution (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Savings Institution and its Subsidiaries do not maintain any other office or ATM or conduct business at any location other than those referred to on the Company Offices List, and have not applied for or received permission to open any additional branch or operate at any other location. Each of such offices, branches or locations is maintained and operated by Savings Institution in compliance in all material respects with all applicable laws.

(ll) Registration Obligation. The Holding Company is not under any obligation, contingent or otherwise, to register any of its securities under the Securities Act of 1933, as amended.

(mm) Takeover Statutes; No Rights Plan. No takeover, anti-takeover, “fair price,” “moratorium,” “control share acquisition” or other similar Law (a “Takeover Statute”) or any anti-takeover provision in the Holding Company’s certificate of incorporation or bylaws is applicable to the transactions contemplated by this Agreement or the Proxies or the transactions contemplated thereby. The Holding Company does not have any stockholder rights plan in effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND FBOP

FBOP and Acquisition each represent and warrant to Holding Company as follows:

(a) Organization of Acquisition and FBOP. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Acquisition is a wholly-owned subsidiary of FBOP. FBOP is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

(b) Authorization. The Boards of Directors of FBOP and Acquisition have adopted resolutions approving the Agreement and the Transaction and have authorized the execution and delivery of this Agreement. Acquisition and FBOP have full power and authority to enter into this Agreement and, subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition and FBOP and constitutes the valid and legally binding obligation of Acquisition and FBOP, enforceable against them in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

(c) Consents and Approvals. Except for consents and approvals of the Applicable Governmental Authorities, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Acquisition and FBOP of the transactions contemplated by this Agreement.

(d) Defaults and Conflicts. Subject to the receipt of all consents and approvals contemplated by this Agreement, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of and compliance with the terms and provisions hereof will not (i) violate any judicial or administrative order, writ, award, judgment, injunction or decree involving Acquisition or FBOP or (ii) conflict with any of the terms, conditions or provisions of the charter or bylaws of Acquisition or FBOP. Except for such consents as have already been obtained, no consent of any third party to any indenture or any material agreement or other material instrument to which Acquisition or FBOP is a party is required in connection with the Transaction.

(e) SEC Filings. None of the information supplied or to be supplied by Acquisition or FBOP in writing expressly for inclusion in the Proxy Statement will, at the time of (i) the first mailing thereof and (ii) the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Funds Available. Acquisition and FBOP has or will have available to them sufficient funds to pay the Aggregate Merger Consideration pursuant to the Merger.

(g) Finders and Investment Bankers. FBOP and Acquisition will be responsible for any of their respective brokerage fees, commissions or finders’ fees with respect to the Transaction.

ARTICLE IV

RIGHT TO INVESTIGATE

Holding Company shall afford and shall cause its Subsidiaries to afford (during regular business hours) to the officers and authorized representatives of Acquisition and FBOP reasonable access to the offices, properties, books, contracts, commitments, records (including all relevant computer files and databases), officers, employees, accountants and other representatives of Holding Company and Savings Institution in order that FBOP and Acquisition may have full opportunity to make such investigations as they shall desire of the affairs of Holding Company, Savings Institution and the other Subsidiaries. The officers of Holding Company shall furnish Acquisition and FBOP with such additional financial and operating data and other information as to the assets, properties and business of Holding Company, Savings Institution and the other Subsidiaries as Acquisition or FBOP shall from time to time reasonably request; provided that such requested data and information may be presented in the format maintained by Holding Company in the normal course of its business. Holding Company, Savings Institution and the Subsidiaries shall consent to the review by the officers and authorized representatives of Acquisition or FBOP of the reports and working papers of Holding Company’s independent auditors (upon reasonable advance notice) and to discussions by the officers and authorized representatives of Acquisition or FBOP with parties with which Holding Company, Savings Institution and the other Subsidiaries have business relationships. The obligations of Holding Company and its Subsidiaries under this Article IV shall not require it to take any action or permit any access that would violate any applicable law or regulation or that would result in the loss of any attorney-client privilege.

ARTICLE V

COVENANTS OF HOLDING COMPANY

(a) Operation in Ordinary Course. From the date hereof to the Effective Time, each of Holding Company, Savings Institution and the other Subsidiaries shall: (a) not engage in any transaction except in the ordinary course of business, not enter into any new lines of business or cease to conduct any existing lines of business, and shall conduct its business in all material respects consistent with past practices; (b) maintain the Branches in a condition substantially the same as on the date of this Agreement, reasonable wear and use excepted; (c) maintain its books of accounts and records in the usual, regular and ordinary manner; and (d) duly maintain compliance in all material respects with all laws, regulatory requirements and agreements to which it is subject or by which it is bound. Without limiting the generality of the foregoing, and except as required by Law [or except for matters set forth in Schedule 5(a)] or otherwise specifically provided in this Agreement, prior to the Effective Time, Holding Company, will not, and will cause Savings Institution and other Subsidiaries not to, without the prior written consent of FBOP (such consent not to be unreasonably withheld or delayed):

(1) fail to maintain its tangible property and assets in their present state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty excepted;

(2) fail to maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied and consistent with past practices and policies;

(3) fail to comply in all material respects with all applicable laws, regulations, orders and directives;

(4) make, renew or modify the terms (including, but not limited to, any release or substitution of collateral, forgiveness of indebtedness or amounts due, change of the interest rate, extension, or release or substitution of any guarantor) of any (i) consumer (including overdraft) loan or one-to-four family residential real estate loan in excess of $250,000 or any commitment to make any of the foregoing or (ii) any other loan, letter of credit or other extension of credit, or commitment to make a loan in excess of $100,000, or in the case of unsecured loans or commitments in excess of $100,000, or in the case of loans or commitments to directors or officers, or any of their Affiliates, in excess of $10,000;

(5) except for the terminations of benefit agreements listed on Schedule 5(a)(5) hereto, or as required by law or by the terms of any Plan, (A) enter into, adopt, renew, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee or (B) make any discretionary contributions to any of the foregoing;

(6) except as required by law or by the terms of any Plan, (A) hire any employee or authorize, (B) enter into, amend or renew any employee contract or employment agreement (except where such renewal is automatically provided in such employee contract or employment agreement), (C) grant any pay raise, (D) authorize or pay any bonus, (E) increase in any manner the compensation or fringe benefits of any director, officer or employee, (F) pay any benefit not required by an existing plan or arrangement or (G) voluntarily accelerate the vesting of any compensation or benefit; provided however, that pay raises to non-officer employees pursuant to regularly scheduled reviews in the ordinary course of business not to exceed 3% of such employee’s current salary shall not be prohibited hereunder; and provided further that nothing contained in this subparagraph (6) shall restrict the hiring of non-officer, clerical or teller employees whose compensation does not exceed $50,000 per year; without limiting the generality of the foregoing, neither Holding Company nor any of the Subsidiaries will pay any bonus to any director, officer or employee;

(7) authorize or enter into, or amend, modify or supplement any contract or commitment (excluding all loans and loan commitments and except as otherwise set forth in Article V(a)(13)) which provides for the receipt or payment of amounts, in the aggregate, in excess of $10,000;

(8) sell, transfer, convey, assign or otherwise dispose of any of its assets or properties or authorize any of the foregoing, or sell loans in bulk;

(9) except as set forth on Schedule 5(a)(9), authorize or make any expenditures for assets in excess of $5,000 for any item, or $20,000 in the aggregate, or lease or encumber any assets outside the ordinary course of business or make any capital expenditures or commitments for capital expenditures in excess of $5,000 individually or $20,000 in the aggregate;

(10) authorize or make any amendment to its charter, bylaws or other similar governing documents;

(11) fail to use its reasonable efforts to keep in force all insurance policies presently in effect, including insurance of deposit accounts with the FDIC;

(12) do any act which, or omit to do any act the omission of which, could reasonably be expected to cause a material breach of any material contract, commitment or obligation;

(13) make any borrowing, incur any debt (other than (i) deposits in the ordinary course of business and consistent with past practice and (ii) overnight borrowings from the Federal Home Loan Bank and federal funds purchased or securities sold under agreements to repurchase, in each case in the ordinary course of business and for less than one year in duration and consistent with past practices), or assume, guarantee, endorse or otherwise become liable with respect to any such obligations;

(14) fail to maintain deposit rates substantially in accord with the average of the prevailing rates of competing financial institutions in the local Riverside/San Bernardino area market, provided that in no event will Savings Institution accept any deposits for which the interest rate payable thereon exceeds by more than 0.25 percent the average interest rate being paid on similar deposits by savings banks and savings and loan associations in the local Riverside/San Bernardino area market; and provided further, however, that rates may also be set in accordance with Schedule 5(a)(14);

(15) waive, release or cancel any claims in excess of $100,000 against third parties or debts owing to it, or any rights which have any value in excess of $100,000;

(16) make any changes in its accounting systems, policies, principles or practices, except as required by changes in laws or regulations or generally accepted accounting principles;

(17) enter into, authorize, or permit any transaction, except as now existing and disclosed to Acquisition or FBOP, with any affiliate of Holding Company or any Subsidiary;

(18) make any capital contribution to any person or purchase or invest in any securities issued by any person other than securities which are issued or guaranteed by the United States government or an agency thereof having a maturity of more than twelve (12) months from the date of purchase;

(19) sell any investment securities;

(20) enter into, amend or renew any data processing service contract;

(21) materially change or amend its schedules and policies relating to service charges or service fees;

(22) fail to use its reasonable best efforts, consistent with the other covenants and agreements set forth herein, to (i) preserve the present business organizations intact, (ii) keep available the services of its present officers and employees or (iii) preserve its present relationships with persons having business dealings with it;

(23) fail to maintain, consistent with its past practices, a reserve for possible loan and lease losses which is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable);

(24) make any material change in any lease of real property or open, relocate or close any Branch or make any application to do any of the foregoing;

(25) fail to file in a timely manner in any material respect all required filings with all proper regulatory authorities and fail to cause such filings to be true and correct in all material respects;

(26) foreclose upon or take deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property; or foreclose upon such commercial real estate if such environmental assessment indicates the presence of hazardous material in amounts that, if such foreclosure were to occur, could be reasonably likely to result in a material adverse effect on Savings Institution;

(27) amend or modify any Savings Institution policies or any of its promotional, deposit account or account loan practices, other than amendments or modifications in the ordinary course of business and consistent with past practice;

(28)(i) make any change in its authorized or issued capital stock, (ii) issue, grant or amend any stock options, warrants, calls, subscriptions, or other rights or agreements calling for the issue, transfer, sale or delivery of its capital stock or other securities (or any securities convertible into shares of such stock or securities), (iii) declare, set apart or pay any stock dividend or make any reclassification in respect of its outstanding shares of capital stock, (iv) except for the issuance of Common Stock upon exercise of any Holding Company Stock Options or the delivery of Common Stock in satisfaction of any performance share awards, issue, sell, exchange or deliver any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (v) purchase or otherwise acquire for consideration any outstanding shares of its capital stock or securities convertible into or exchangeable for any shares of its capital stock, (vi) liquidate, sell, transfer, assign, encumber or otherwise dispose of any shares of capital stock of any Subsidiary, or (vii) declare, pay or set apart in respect of its capital stock any dividends or other distributions or payments; or

(29) except in the ordinary course of business consistent with past practice, amend any material Tax return, settle or compromise any material Tax liability, make, change or revoke any material Tax election, in each case except as required by applicable law;

(30) make or enter into any tenancy or lease;

(31) make or permit any encumbrance or lien to attach or affect any portion of the Real Property; or

(32) agree to or authorize any of the foregoing.

(b) Exclusivity.

(i) From and after the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated pursuant to Article XI, the Holding Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause any of their respective directors, officers, employees, representatives, investment bankers (including but not limited to Sandler), agents or Affiliates (as defined below) (collectively, “Company Representatives”) not to, directly or indirectly: (1) solicit, initiate, facilitate or encourage (including by way of furnishing information) or take any other action designed to facilitate any inquiries, proposals or offers with respect to, or the making or completion of, a Competing Proposal (as defined below), (2) engage or participate in any negotiations regarding, or have any discussions with any person relating to, an actual or proposed Competing Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement any Competing Proposal, (3) engage in discussions with any Person with respect to any Competing Proposal, (4) approve, endorse or recommend or propose publicly to approve, endorse or recommend any Competing Proposal, (5) approve, endorse or recommend, or publicly announce an intention to approve, endorse or recommend, or enter into, any letter of intent or similar document or any agreement or commitment providing for or relating to any Competing Proposal or requiring the Holding Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or (6) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement with a third party. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Holding Company or any Holding Company Representative shall be deemed to be a breach of this Article V(b) by the Holding Company.

(ii) The Holding Company shall, and shall cause each of its Subsidiaries to, and shall direct and use its reasonable best efforts to cause each of the Company Representatives to, immediately cease any existing solicitations, discussions or negotiations with any person with respect to a Competing Proposal.

(iii) Notwithstanding the limitations set forth in subparagraphs (i) and (ii) above, if after the date of this Agreement the Holding Company receives an unsolicited Competing Proposal that did not result from or arise in connection with a breach of either subparagraphs (i) or (ii) above, and which (I) constitutes a Superior Proposal or (II) which the Board of Directors of the Holding Company determines in good faith, after consultation with the Holding Company’s outside legal and financial advisors, would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Holding Company may take the following actions: (x) furnishing information with respect to the Holding Company and its Subsidiaries to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Holding Company and such third party enter into a confidentiality agreement, the terms of which are no less restrictive of and no more favorable to such third party than the terms of the confidentiality agreement, dated March 2, 2008 between the Holding Company and FBOP are to FBOP and (y) engaging in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that as promptly as reasonably practicable following the Holding Company taking such actions as described in clauses (x) or (y) above, the Holding Company shall provide written notice to FBOP of such Superior Proposal or the determination of the Board of Directors of the Holding Company as provided for in clause (II) above, as applicable, and the Holding Company shall promptly provide to FBOP an executed copy of such confidentiality agreement and provide or make available to FBOP any information concerning the Holding Company or any of its Subsidiaries that is provided to the person making such Competing Proposal or its representatives which was not previously provided or made available to FBOP.

(iv) Neither the Board of Directors of the Holding Company nor any committee thereof shall withdraw, qualify or modify the Holding Company’s recommendation of the Transaction in a manner adverse to FBOP, or publicly propose to do so, or take any other action or make any other public statement in connection with the meeting of the Holding Company’s stockholders or otherwise that is inconsistent with the Holding Company’s recommendation of the Transaction (any of the foregoing, a “Change in Recommendation”) or approve or recommend or publicly propose to approve or recommend, any Competing Proposal. Notwithstanding the foregoing and the limitations set forth in subsections (i) and (ii) above, if, prior to receipt of the approval of the Transaction by the stockholders of the Holding Company, the Board of Directors of the Holding Company determines in good faith, after consultation with the Holding Company’s outside legal and financial advisors, that the failure to so withdraw, qualify or modify the Holding Company’s recommendation of the Transaction would be inconsistent with the fiduciary duties of the Board of Directors of the Holding Company under applicable law, the Board of Directors of the Holding Company may effect a Change in Recommendation; provided, however, that if such Change in Recommendation is the result of a Superior Proposal, the Holding Company shall have first (i) provided five business days’ prior written notice (such notice, a “Notice of Superior Proposal”) to FBOP that it is prepared to effect a Change in Recommendation in response to a Superior

Proposal and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed Change in Recommendation, and the identity of the person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period), (ii) provided to FBOP all non-public information delivered or made available to the person making any Superior Proposal in connection with such Superior Proposal that was not previously delivered or made available to FBOP and (iii) during such five business day period, if requested by FBOP, engaged in, and caused its financial and legal advisors to engage in, good faith negotiations with FBOP to amend this Agreement in such a manner that any Competing Proposal that was determined to be a Superior Proposal no longer is a Superior Proposal. If at the end of such five business day period, such Competing Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement submitted by FBOP following a Notice of Superior Proposal, as a result of the negotiations contemplated by clause (iii) or otherwise), the Board may effect such Change in Recommendation, subject to the terms of this Agreement.

(v) The Holding Company promptly (and in any event within 24 hours) shall advise FBOP orally and in writing of the receipt of (i) any Competing Proposal or indication or inquiry with respect to or that could reasonably be expected to lead to any Competing Proposal, (ii) any request for non-public information relating to the Holding Company or its Subsidiaries, other than requests for information that could not reasonably be expected to relate to or result in a Competing Proposal, and (iii) any inquiry or request for discussions or negotiations regarding a Competing Proposal, including in each case the identity of the Person making any such Competing Proposal or indication, inquiry or request and the material terms of any such Competing Proposal or indication, inquiry or request (including copies of any document or correspondence evidencing such Competing Proposal or indication, inquiry or request). The Holding Company shall keep FBOP informed on a reasonably current basis of any material change to the terms of any such Competing Proposal or indication, inquiry or request.

(vi) Notwithstanding the limitations set forth in subsections (i) and (ii) above, if the Board of Directors of the Holding Company has effected a Change in Recommendation in compliance with the requirements of subsection (iv), then the Board of Directors of the Holding Company may cause the Holding Company to enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Article XI(a)(viii); provided, however, that the Holding Company shall not terminate this Agreement pursuant to this subsection (vi), and any purported termination pursuant to this subsection (vi) shall be void and of no force or effect, unless prior to or concurrently with such termination the Holding Company pays the Termination Fee payable pursuant to Article XI(b)(iii).

(vii) Nothing contained in this Agreement shall prohibit the Holding Company or the Board of Directors of the Holding Company from disclosing to the Holding

Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; (or any similar communication to stockholders); provided that any disclosure other than a “stop-look-and-listen” communication to the stockholders of the Holding Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall be deemed to be a Change in Recommendation unless the Board of Directors of the Holding Company expressly rejects the applicable Competing Proposal and expressly reaffirms the Holding Company Recommendation contemporaneously with such disclosure.

(viii) As used in this Agreement, “Competing Proposal” shall mean any inquiry, proposal or offer from any Person other than FBOP or any of its Affiliates involving, in a single transaction or a series of transactions, (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving the Holding Company or any of its Subsidiaries, (2) the issuance by the Holding Company or any of its Subsidiaries of securities representing 20% or more of its outstanding voting securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such voting securities) or (3) the acquisition in any manner, directly or indirectly, of (x) 20% or more of the outstanding voting securities of the Holding Company or any of its Subsidiaries (including through the acquisition of securities convertible into or exercisable or exchangeable for such voting securities), (y) 20% or more of the consolidated assets of the Holding Company and its Subsidiaries or (z) one or more businesses or divisions that constitute 20% or more of the revenues or net income of the Holding Company and its Subsidiaries, taken as a whole.

(ix) As used in this Agreement, “Superior Proposal” shall mean a bona fide written Competing Proposal not solicited or initiated in violation of subsection (i) or (ii), that (1) relates to (x) the issuance by the Holding Company of securities representing more than 50% of its outstanding voting securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such voting securities) or (y) the acquisition by any person of any of (A) more than 50% of the outstanding Common Stock, by tender or exchange offer, merger or otherwise or (B) all or substantially all of the consolidated assets of the Holding Company and its Subsidiaries, (2) is not subject to any financing contingency or qualification, (3) is otherwise on terms that the Board of Directors of the Holding Company determines in good faith, after consultation with the Holding Company’s financial and legal advisors and taking into account all the terms and conditions of such proposal and this Agreement (including without limitation, any financing commitments to Holding Company), are more favorable to the stockholders of the Holding Company than the transactions contemplated by this Agreement and (4) is, in the reasonable judgment of the Board of Directors of the Holding Company, reasonably likely to be completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of such inquiry, proposal or offer.

As used in this Agreement, the term “Affiliate” shall mean, with respect to any specified person, (1) any other person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified person, (2) any other person which is a director, officer or partner, of the specified person or a person described in clause (1) of this paragraph, (3) another person of which the specified person is a director, officer or partner, (4) another person in which the specified person has a substantial beneficial interest or as to which the specified person serves as trustee or in a similar capacity, or (5) any relative or spouse of the specified person or any of the foregoing persons, any relative of such spouse or any spouse of any such relative.

(c) Stockholder Meeting. Holding Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is practicable for the purpose of voting upon the approval of the Merger and this Agreement. Holding Company will, through its Board of Directors, use its reasonable best efforts to obtain stockholder approval and, except to the extent otherwise required by the Board of Directors’ fiduciary duties under applicable law as set forth in Article V(b) above, will recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement. As soon as practicable, Holding Company shall prepare and cause to be filed with the SEC the related proxy material and shall use its reasonable best efforts to obtain clearance by the SEC for the mailing of such material to Holding Company stockholders. FBOP or Acquisition shall have the right to review the proxy material prior to filing with the SEC. Prior to the termination of this Agreement in accordance with Article XI(a) hereof: (i) nothing contained in Article V(b) shall limit in any way the obligation of Holding Company to convene and hold the stockholders meeting in accordance with this Article V(c), and (ii) Holding Company shall not submit to the vote of its stockholders any Competing Proposal.

(d) Consents. No later than 20 days from the date hereof, Holding Company shall, and shall cause the Savings Institution to, prepare or cause to be prepared and make all filings required to be made by either of them, if any, with Applicable Governmental Authorities and shall use its reasonable best efforts to obtain as promptly as possible all consents, waivers, approvals, authorizations, rulings or orders from all governmental or regulatory bodies or other entities and furnish true, correct and complete copies of each thereof to FBOP or Acquisition.

(e) Reports. Promptly after filing with the applicable authorities, Holding Company shall provide to FBOP or Acquisition copies of: (i) all reports filed with the SEC, including its Annual Report on Form 10-K for the year ended March 31, 2008, which in each case shall conform to the requirements for SEC Reports specified in Article II(i) above; and (ii) its Regulatory Reports, which in each case shall conform to the requirements for Regulatory Reports specified in Article II(j) above.

(f) Notice. Holding Company shall give prompt notice to FBOP or Acquisition of (i) any notice of, or other communication relating to, a default or event which with notice or lapse of time or both would become a default, received by Holding Company or any Subsidiary subsequent to the date of this Agreement and prior to the Effective Time, under its charter or bylaws or any indenture, or material instrument or agreement, to which Holding Company or any Subsidiary is a party, by which it or any of its properties is bound or to which it or any of its properties is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby and (iii) any matter which, if it had occurred prior to the date hereof, would have been required to be included on the Schedules hereto, subject to the proviso in clause (h) below.

(g) Regulatory Matters. Holding Company shall, from the date hereof through the Effective Time, keep FBOP and Acquisition advised with respect to any and all regulatory matters or proceedings affecting Holding Company or Savings Institution and shall promptly forward to FBOP or Acquisition copies of all correspondence, notices, orders, memoranda or other written material received from any regulatory agency (to the extent not prohibited by law) and shall provide FBOP and Acquisition full access to its regulatory files to the extent not prohibited by law.

(h) Supplemental Information; Disclosure Supplements. From time to time prior to the Effective Time, Holding Company will promptly disclose in writing to FBOP and Acquisition any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed or which could render inaccurate any of the representations, warranties or statements set forth in this Agreement. From time to time prior to the Effective Time, Holding Company will promptly supplement or amend the Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule that has been rendered inaccurate thereby; provided, however, that for purposes of determining the rights and obligations of the parties under this Agreement, any such supplemental or amended disclosure by Holding Company shall not entitle FBOP to refuse to consummate the transactions contemplated hereby unless such supplemental or amended disclosures, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(i) Cooperation. Subject to the terms and conditions of this Agreement, Holding Company and its Subsidiaries will execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by FBOP or Acquisition to carry out the provisions hereof and to consummate the Transaction.

(j) Best Efforts. Subject to the terms and conditions of this Agreement, Holding Company and the Subsidiaries shall use their commercially reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the Merger on a prompt basis.

(k) Resignations. Holding Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to effect, at or prior to the Effective Time, the resignation of those directors and officers of Holding Company or Savings Institution or any other Subsidiary of Holding Company designated in writing by FBOP (provided that any such resignation shall not prejudice any such person under any employment agreement).

(l) Private Placement. Holding Company shall, immediately following the execution of this Agreement, terminate the Private Placement without consummating any portion thereof.

ARTICLE VI

COVENANTS OF ACQUISITION AND FBOP

(a) Consents. Acquisition and FBOP shall, as soon as practicable, prepare and make all initial applications with all Applicable Governmental Authorities.

(b) Cooperation. Subject to the terms and conditions of this Agreement, Acquisition and FBOP shall execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by Holding Company to carry out the provisions hereof and to consummate the transactions contemplated hereby.

(c) Best Efforts. Subject to the terms and conditions of this Agreement, Acquisition and FBOP will use their commercially reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain all necessary governmental or regulatory approvals, consents or non-objections and to otherwise consummate the Merger as promptly as practicable.

(d) Indemnification; Insurance.

(i) From and after the Effective Time through the sixth anniversary of the Effective Time, FBOP and the Surviving Corporation (each an “Indemnifying Party” and together the “Indemnifying Parties”), agrees to indemnify and hold harmless each present or former director or officer of Holding Company or any of its Subsidiaries, determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which Holding Company or such Subsidiary is or was required by law or their respective organizational documents to indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the organizational documents of Holding Company or such Subsidiary, as applicable, in each case as in effect on the date hereof, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(ii) Any Indemnified Party wishing to claim indemnification under this Section 6(d) upon learning of any such claim, suit, proceeding or investigation, shall promptly notify the appropriate Indemnifying Party thereof, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party to the extent such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or a conflict of interest exists or arises between the Indemnified Party and the Indemnifying Parties, the Indemnified Parties may retain counsel; provided that the Indemnifying Party shall not be liable for the expenses of more than one separate firm of attorneys for the Indemnified Parties in any one action or series of related actions in the same jurisdiction representing the Indemnified Parties who are parties to such action; (ii) the Indemnified Parties will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent; (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(iii) For six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect Holding Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those officers and directors of Holding Company and its Subsidiaries who are currently covered by Holding Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable in any material respect to such directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided that in no event shall the Surviving Corporation be required to pay aggregate annual premiums for insurance under this Section 6(d)(iii) in excess of 200% of the aggregate premiums paid by the Company for the last full fiscal year prior to the date hereto on an annualized basis for such purpose and, if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to use its reasonable best efforts obtain a policy with the greatest coverage available for a cost not exceeding such amount. In lieu of the purchase of such insurance, the Surviving Corporation may in its discretion purchase a six-year extended reporting period endorsement under the Holding Company’s directors’ and officers’ liability insurance coverage providing at least the same level of insurance coverage as would otherwise be required to be maintained by the Surviving Corporation under this Section 6(d)(iv).

(iv) This Section 6(d) shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by each Indemnified Party, their respective heirs and personal representatives and shall be binding on FBOP, the Surviving Corporation and their respective successors and assigns.

(e) Regulatory Matters. FBOP and Acquisition shall, from the date hereof through the Effective Time, keep Holding Company advised with respect to any and all material regulatory matters or proceedings with respect to FBOP and Acquisition to the extent relevant to the Transaction (and to the extent not prohibited by law).

(f) Employee Matters.

(i)(A) To the extent that any employee who is actively employed by the Holding Company and its Subsidiaries on the Closing Date (“Covered Employees”) becomes eligible to participate in an employee benefit plan maintained by FBOP or any of its subsidiaries (other than the Holding Company or its Subsidiaries), FBOP shall cause such employee benefit plan to recognize the service of such Covered Employee with the Holding Company or its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of FBOP or any of its subsidiaries, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service, and (B) with respect to any health, dental, vision plan or other welfare of FBOP or any of its subsidiaries (other than the Holding Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, use its reasonable best efforts to (1) cause any pre-existing condition limitations or eligibility waiting periods under such FBOP or subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Plan in which such Covered Employee participated immediately prior to the Effective Time, and (2) recognize any health, dental or vision expenses incurred by such Covered Employee in the year that includes the Closing (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of FBOP or any of its subsidiaries.

(ii) From and after the Effective Time, FBOP shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof with the prior written consent of FBOP, each employment agreement and change in control agreement listed on Schedule 2(ii) and the obligations of the Holding Company and its Subsidiaries as of the Effective Time under each Plan.

(iii) Nothing in this Section 6(d) shall be construed to limit the right of FBOP or any of its subsidiaries (including, following the Closing, the Holding Company and its

Subsidiaries) to amend or terminate any Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6(f) be construed to require FBOP or any of its subsidiaries (including, following the Closing, the Holding Company and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing.

(g) Voting. FBOP agrees that at the meeting of the holders of shares of Holding Company Common Stock with respect to this Agreement, FBOP shall, and shall cause each Subsidiary that owns shares of Holding Company Common Stock to vote or consent to, or cause to be voted or consented to, all of its shares of Holding Company Common Stock to approve the Merger Agreement.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF ACQUISITION AND FBOP

The obligations of Acquisition and FBOP under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are, at their option, subject to the conditions that:

(a) Validity of Representation and Warranties. The representations and warranties of Holding Company (i) set forth in Section 2(d) shall be true and correct as of the date hereof and, in addition, shall be true and correct on and at the Effective Time with the same force and effect as though made on and at the Effective Time, except in each case for insignificant errors that will not in any way increase the consideration to be paid by FBOP or Acquisition hereunder and (ii) set forth in Article II, other than those described in the preceding clause (i), shall be true and correct as of the date hereof and, in addition, shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein), on and at the Effective Time with the same force and effect as though made on and at the Effective Time, except, in the case of this clause (ii), where the failure to be so true and correct, individually or in the aggregate, as of the date hereof and as of the Effective Time has not had, and could not be reasonably likely to have, a Material Adverse Effect on Holding Company and Savings Institution, taken as a whole; provided that, in the case of clauses (i) and (ii), representations made as of a specific date shall be required to be true and correct (subject to the applicable qualifications set forth in clauses (i) and (ii)) as of such date only.

(b) Consents. The consents, waivers, approvals, authorizations or orders set forth on Schedule 7(b) shall have been obtained by Holding Company and copies of the same shall have been delivered to Acquisition and FBOP.

(c) Compliance with Covenants. Holding Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Effective Time. The Schedules and information disclosed to FBOP pursuant to Article V(h) hereof, individually and in the aggregate, shall not have had nor could reasonably be expected to have a Material Adverse Effect.

(d) Dissenting Holding Company Shares. The holders of not more than 20% of the issued and outstanding shares of Holding Company Common Stock at the Effective Time shall have delivered and not withdrawn written notice of intent to demand payment of the fair value of their shares of Holding Company Common Stock pursuant to Section 262 of the GCL unless FBOP shall have consented to waive this condition, which consent shall not be unreasonably withheld.

(e) Adverse Changes. From March 31, 2008 to the Effective Time, there shall not have been any Material Adverse Effect on Holding Company and Savings Institution, taken as a whole.

(f) Closing Deliveries. FBOP and Acquisition shall have received the documents specified in Article X(b).

(g) Effective Time. Subject to the provisions of Article XI(a)(vi), the Effective Time shall be no later than 5:00 P.M. Pacific Time on December 31, 2008.

(h) Pending Proceedings. No material litigation or administrative proceeding shall be pending as of the Effective Time seeking to restrain, enjoin or prohibit the consummation of this Agreement, the Merger or the Transaction which proceeding shall have a reasonable likelihood of success.

(i) Private Placement. The Private Placement shall have been terminated in accordance with Article VI(l).

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF HOLDING COMPANY

The obligations of Holding Company under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are, at its option, subject to the conditions that:

(a) Validity of Representations and Warranties. The representations and warranties of Acquisition and FBOP herein contained shall have been true and correct when made and, in addition, shall be true and correct in all material respects on and at the Effective Time with the same force and effect as though made on and at the Effective Time.

(b) Consents. The consents, waivers, approvals, authorizations or orders set forth on Schedule 8(b) shall have been obtained by Acquisition and FBOP and copies of the same shall have been delivered to Holding Company.

(c) Compliance with Covenants. Acquisition and FBOP shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Effective Time.

(d) Effective Time. Subject to the provisions of Article XI(a)(vi), the Effective Time shall be no later than 5:00 P.M. Pacific Time on December 31, 2008.

(e) Closing Deliveries. Holding Company shall have received the documents specified in Article X(c).

(f) Funds to Paying Agent. FBOP or Acquisition shall have made available to the Paying Agent the funds as described at Article I(l) hereof.

ARTICLE IX

CONDITIONS APPLICABLE TO ACQUISITION, FBOP

AND HOLDING COMPANY

The obligations of Acquisition, FBOP and Holding Company under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are subject to the following terms and conditions:

(a) Governmental Approvals. To the extent required by applicable law or regulation, the OTS, the OCC, the Federal Reserve Board, the FDIC and/or such other state or federal agencies whose approval of the Transaction and the other transactions contemplated by this Agreement is so required, shall have approved or authorized the Transaction and all of the transactions contemplated by this Agreement and such approval shall not contain Materially Burdensome Conditions. All other statutory or regulatory requirements for the legal consummation of the Transaction shall have been satisfied and all other required governmental consents and approvals for the legal consummation of the Transaction shall have been obtained.

(b) Fairness Opinion. Holding Company shall have received an opinion from Sandler dated as of the date of this Agreement to the effect that, in its opinion, the consideration to be paid to the stockholders of Holding Company hereunder is fair to such stockholders (other than FBOP) from a financial point of view.

(c) Injunction. The consummation of the Merger shall not have been restrained, enjoined or prohibited by any court or governmental authority of competent jurisdiction.

(d) Approval of Holding Company Stockholders. This Agreement shall have been approved and adopted at a duly called meeting of the stockholders of Holding Company Common Stock by at least a majority of the issued and outstanding shares of Holding Company Common Stock entitled to vote thereon.

ARTICLE X

CLOSING AND CLOSING DOCUMENTS

(a) Closing. The closing (“Closing”) under this Agreement shall be held at the offices of Locke Lord Bissell & Liddell LLP in Los Angeles, California, as promptly as practicable after the fulfillment or waiver of all the terms and conditions contained in Articles VII, VIII, IX and X of this Agreement, or at such other place and time as shall be mutually agreeable to the parties (the date of the Closing, the “Closing Date”).

(b) Holding Company Closing Documents. At the Closing, in addition to the deliveries described elsewhere in this Agreement, Holding Company shall deliver, or cause to be delivered, to FBOP and Acquisition:

(i) A certificate of Holding Company, signed by its Chief Executive Officer or President and its Chief Financial Officer, which shall confirm the compliance by Holding Company with its covenants and agreements contained in this Agreement to the standard set forth in Section 7(c) and the accuracy of the representations and warranties made by Holding Company in this Agreement to the standard set forth in Section 7(a).

(ii) A certificate of Holding Company’s inspector of elections as to the vote taken at the meeting of the holders of shares of Holding Company Common Stock with respect to this Agreement and as to the holders of shares of Holding Company Common Stock that shall have demanded payment of the fair value of their shares of Holding Company Common Stock pursuant to the GCL.

(iii) Written resignations, effective the Effective Time, of all officers of the Subsidiaries of Holding Company designated by FBOP pursuant to Section 6(k).

(iv) Certificate of Incorporation and Certificate of Good Standing of Holding Company each certified by the Secretary of State of Delaware within three (3) days prior to the Closing.

(v) Articles of Incorporation and Certificate of Good Standing of Savings Institution each certified by the OTS within ten (10) days prior to the Closing.

(vi) Original stock certificates evidencing the ownership of each of the Subsidiaries by Holding Company (or its subsidiaries) and the original corporate minute books of Holding Company and each of the Subsidiaries.

(vii) A schedule setting forth all Transaction Expenses, and indicating whether such amounts have been paid, which Schedule shall be certified as true, accurate and complete by the Chief Financial Officer of Holding Company, except for certain items that may be described as exceptions on such certificate; and releases or payoff letters from persons receiving or to receive payments constituting expenses if reasonably requested by FBOP.

(c) Acquisition Closing Documents. At the Closing, Acquisition shall deliver, or cause to be delivered, to Holding Company:

(i) A Certificate of Acquisition, signed by its President or Vice President, which shall confirm the compliance by Acquisition with its covenants and agreements contained in this Agreement and the accuracy of the representations and warranties made by it in this Agreement at and as of the Effective Time as if made at such time and as contemplated by this Agreement.

ARTICLE XI

TERMINATION AND TERMINATION FEE

(a) Termination. This Agreement and the Transaction may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of Delaware, whether before or after action by the stockholders of Holding Company as contemplated by Article V(c) of this Agreement and without further approval by the outstanding stockholders of Holding Company:

(i) by mutual written consent of the Boards of Directors of Acquisition and Holding Company;

(ii) by action of the Board of Directors of Acquisition in the event of a failure of a condition set forth in Article VII of this Agreement as of the time such condition is required hereunder to be fulfilled that is either incapable of being cured or that has continued without cure for 30 days after notice thereof to Holding Company; provided that such right to terminate this Agreement shall not be available to any party hereto that has breached in any material respect its obligations under this Agreement in any manner that shall have caused such failure of the Merger to be consummated;

(iii) by action of the Board of Directors of Holding Company in the event of failure of a condition set forth in Article VIII of this Agreement as of the time such condition is required hereunder to be fulfilled that is either incapable of being cured or that has continued without cure for 30 days after notice thereof to FBOP; provided that such right to terminate this Agreement shall not be available to any party hereto that has breached in any material respect its obligations under this Agreement in any manner that shall have caused such failure of the Merger to be consummated;

(iv) by action of the Board of Directors of either Acquisition or Holding Company in the event of a failure of a condition set forth in Article IX of this Agreement as of the time such condition is required hereunder to be fulfilled; provided that such right to terminate this Agreement shall not be available to any party hereto that has breached in any material respect its obligations under this Agreement in any manner that shall have caused such failure of the Merger to be consummated;

(v) by either the Holding Company or Acquisition if the Closing shall not have occurred on or before December 31, 2008, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided that FBOP may elect to extend such termination date for an additional three-month period in the event the condition in Article IX(a) (Governmental Approvals) has not been satisfied by December 31, 2008; it being understood that the Board of Directors of either Acquisition or Holding Company may terminate this Agreement if the Closing has not occurred by March 31, 2009;

(vi) by either the Holding Company or Acquisition if the approval of a majority of stockholders shall not have been obtained upon a vote taken thereon at a stockholders’ meeting or at any adjournment or postponement thereof;

(vii) by Acquisition, if (i) the Board of Directors of the Holding Company shall have failed to recommend in the Proxy Statement and at the stockholders’ meeting the approval of the Transaction or shall have effected a Change in Recommendation (or shall have resolved to do so), whether or not permitted by this Agreement, (ii) the Holding Company shall have materially breached its obligations under Article V(c) by failing to call, give notice of, convene and hold the stockholders meeting in accordance with Article V(c) or (iii) the Holding Company shall have either (a) willfully or (b) in any material respect, breached its obligations under Article V(b);

(viii) by the Holding Company in accordance with and subject to the terms and conditions of Article V(b)(vi);

(ix) by Acquisition if:

(1) the Holding Company: (x) pursuant to or within the meaning of any bankruptcy law: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a custodian of it; or (D) makes a general assignment for the benefit of its creditors; or (y) takes, under any foreign laws relating to insolvency, any action comparable to the actions set forth in clause (x);

(2) a court of competent jurisdiction enters an order under any bankruptcy law that: (A) is for relief against the Holding Company or any Subsidiary of the Holding Company in an involuntary case; (B) appoints a custodian of the Holding Company or any Subsidiary of the Holding Company; or (C) orders the winding up or liquidation of the Holding Company or any Subsidiary of the Holding Company; or (D) grants similar relief under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 days; or

(3)(A) the OTS or the FDIC (or other competent Governmental Entity having regulatory authority over the Savings Institution) appoints, under any applicable federal, state or local banking Law or Bankruptcy law, a custodian for the Savings Institution or for all or substantially all of the assets of the Savings Institution, or (B) the Savings Institution files with the OTS or the FDIC (or other competent Governmental Entity having regulatory authority over the Savings Institution) a notice of voluntary liquidation or other similar action under any applicable federal, state or local banking law, bankruptcy law or other similar law.

(b) Effect of Termination.

(i) In the event of termination of this Agreement by either the Holding Company or Acquisition as provided in Article XI(a), this Agreement shall forthwith become void and have no effect, and none of the Holding Company, Acquisition or any of their respective officers, directors, or Affiliates shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (1) this Article XI(b) (Effect of Termination), Article XIII(a) (Expenses) and Article XIII(d) (Governing Law) shall survive any termination of this Agreement and (2) notwithstanding anything to the contrary contained in this Agreement, neither the Holding Company nor Acquisition shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(ii) In the event that this Agreement is terminated by Acquisition pursuant to Article XI(a)(vii) or (a)(ix) (or, in any such case, is terminated pursuant to another paragraph of Article XI(a) at a time when this Agreement was terminable pursuant to one of the foregoing specified provisions), then the Holding Company shall reimburse FBOP for all expenses reasonably incurred by or on its behalf in connection with the transactions contemplated by this Agreement, including all reasonable expenses of counsel, accountants, investment bankers, experts and other consultants retained by Acquisition, FBOP and their respective Affiliates, in connection with the transactions contemplated hereby (and not theretofore paid or reimbursed by the Holding Company) (the “Purchaser Expenses”), provided that the reimbursement for Purchaser Expenses shall in no event exceed $5 million in the aggregate, within two business days after the receipt by the Holding Company of an invoice therefor; provided that the payment by the Holding Company of such expenses shall not relieve the Holding Company of any subsequent obligation to pay the Termination Fee pursuant to Article XI(a)(viii).

(iii) The Holding Company shall pay to or as directed by Acquisition the sum of $5 million (the “Termination Fee”) (x) prior to or concurrently with, and as a condition to, the termination of this Agreement by the Holding Company pursuant to Article XI(a)(viii) and (y) within two business days after the Agreement is terminated by Acquisition pursuant to Article XI(a)(vii).

(iv) Any expenses that become payable pursuant to subsection (ii) above and any Termination Fee or portion thereof that becomes payable pursuant to subsection (iii) above shall be paid by wire transfer of immediately available funds to an account designated by Acquisition in writing to the Holding Company.

(v) The Holding Company acknowledges that the agreements contained in subsections (ii) and (iii) above are an integral part of the transactions contemplated by this Agreement, that without such agreement by the Holding Company, FBOP would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the Holding Company fails to pay any amounts due under subsection (ii) and (iii) above within the time periods specified in such paragraphs, the Holding Company shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) incurred by FBOP or Acquisition in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime rate of JPMorgan Chase Bank, N.A. from the date such amounts were required to be paid until the date of actual payment.

(c) Survival of Rights. Except as otherwise provided in paragraph (b) above, nothing in this Article XI or in this Agreement shall be construed as limiting the rights of any party in the event of a breach by any party of this Agreement.

(d) Other Remedies. Except as otherwise provided for herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

ARTICLE XII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Except for the agreements set forth in Articles I, VI(d), VI(e), XII, XIII(a), XIII(d), XIII(f), XIII(g) and XIII(h), and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, no representations, warranties or agreements shall survive beyond the Effective Time.

ARTICLE XIII

MISCELLANEOUS

(a) Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and incident to the consummation of the Merger and the Transaction. At least two business days prior to the Effective Time, the Holding Company shall provide FBOP with a statement of expenses incurred by the Holding Company or its Subsidiaries in connection with the Transaction to date together with a good faith estimate of all expenses to be incurred through the Effective Time.

(b) Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters.

(c) Modifications, Amendments and Waivers. At any time prior to the Effective Time, the parties hereto may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, (c) waive compliance with any of the covenants or agreements contained in this Agreement, or (d) make any other modification of this Agreement approved by the respective Boards of Directors of the parties hereto. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

(d) Assignment; Governing Law; Consent to Jurisdiction. Except as provided in Article I(a) hereto, this Agreement shall not be assignable by any of the parties hereto and shall be construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. EACH PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

(e) Schedules. All information set forth in the Schedules hereto shall be deemed a representation and warranty of Holding Company as to the accuracy and completeness of such information.

(f) Press Releases. Except as may otherwise be required by law or stock exchange regulation, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby (including without limitation, any announcement by Sandler) shall be made prior to the Effective Time by a party hereto or their representatives without advance approval thereof by each other party hereto. Holding Company and FBOP will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, the Transaction or any of the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, the parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof. In addition, the Holding Company and its Subsidiaries shall, except as may be required by law, (a) consult with FBOP regarding any material communication with customers, stockholders and employees related to the transactions contemplated hereby, (b) provide FBOP with stockholder lists of the Holding Company and (c) allow and facilitate contact by FBOP with stockholders of the Holding Company.

(g) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, overnight express service or confirmed facsimile transmission as follows:

If to Holding Company:	PFF Bancorp, Inc. 9337 Milliken Avenue Rancho Cucamonga, CA 91730
Facsimile: (409) 941-5430

Attn: Robert L. Golish

With a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
Facsimile: 212-403-2333

Attn: Trevor S. Norwitz

If to FBOP or Acquisition:	FBOP Corporation 11 West Madison Street Oak Park, IL 60302
Facsimile: 708-445-3223

Attn: Edward C. Fitzpatrick

With a copy to:	Locke Lord Bissell & Liddell LLP 111 South Wacker Drive Chicago, IL 60606
Facsimile: 312-443-0336 Attn: Colleen M. Hennessy

(h) Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party, which fees shall be in addition to any other relief which may be awarded.

(i) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

(j) No Waiver. No delay of, or omission in, the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

(k) Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(l) Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means included, without limitation.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PFF BANCORP, INC.

By:
Name:
Title:

CALIFORNIA MADISON HOLDINGS, INC.

By:
Name:
Title:

FBOP CORPORATION

By:
Name:
Title:

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